     As filed with the US Securities and Exchange Commission on November 24,
1999.
                                                  Registration No. 333-62345
--------------------------------------------------------------------------------
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    ------

                                AMENDMENT NO. 5
                       (Post-Effective Amendment No. 3)
                                      to
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                    ------
                           Interactive Objects, Inc.
                (Name of Small Business Issuer in Its Charter)

  State of Washington                                               7371                           87-0434226
   (State or Jurisdiction of                           (Primary Standard Industrial             (I.R.S. Employer
  Incorporation or Organization)                        Classification Code Number)            Identification Number)

12600 SE 38/th/ Street, Suite 150                                                                Steven G. Wollach,
Bellevue, Washington  98006                                                              President and Chief Executive Officer
   (425) 653-5505                                                                          12600 SE 38/th/ Street, Suite 150
 (Address and Telephone Number of                                                              Bellevue, Washington 98006
Principal Executive Offices)                                                                       (425) 653-5505
                                                                                         (Name, Address and Telephone Number of
                                                                                                   Agent for Service)

  Copies of all communications to the foregoing to be sent to: Gary J. Kocher
                           Preston Gates & Ellis LLP
                         701 Fifth Avenue, Suite 5000
                           Seattle, Washington 98104
                               (206) 623-7580

                                --------------
               Approximate date of proposed sale to the public:

  As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]________

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]_________

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]_________

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [_] _______

                                  __________

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                  Prospectus

                               2,925,018 Shares

                              [LOGO APPEARS HERE]

                           INTERACTIVE OBJECTS, INC.

                                 Common Stock

                            -----------------------

              1,946,617  Shares currently issued and outstanding
        978,401   Shares subject to outstanding stock purchase warrants

               Trading Symbol:   NASD OTC Bulletin Board - OBJX

                            -----------------------

    The Shares are owned by the persons named in this Prospectus under the caption "Selling Shareholders." The Shares were acquired by the Selling Shareholders in various transactions, all of which were exempt from the registration provisions of the Securities Act of 1933, as amended. These sales included (1) sales of Shares in private placements by Interactive Objects, (2) issuance of Shares as compensation and (3) Shares issuable upon the exercise of the Warrants by some of the Selling Shareholders.

    Interactive Objects will receive no part of the proceeds of any sales of Shares made under this Prospectus. If the Warrants were fully exercised and we issued stock for the Warrants, we would receive approximately $2,941,604.
  This amount would be used for general corporate purposes and working capital. See "Use of Proceeds." We do not expect the Warrants to be exercised until the trading price for our Common Stock is greater than the exercise prices for the Warrants.

       All expenses of registration incurred for this offering are being paid by the Company, but all selling and other expenses incurred by the Selling Shareholders will be paid by the Selling Shareholders.

    The Shares have not been registered for sale by the Selling Shareholders under the securities laws of any state as of the date of this Prospectus.

                            -----------------------

    SEE "RISK FACTORS" ON PAGE 4 FOR IMPORTANT INFORMATION THAT SHOULD BE
                      CONSIDERED BY PROSPECTIVE INVESTORS

                           ------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

                           ------------------------

               The date of this Prospectus is November 24, 1999

                           ------------------------

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     You may request a copy of these filings or a copy of any or all of the documents referred to above which have been or may be incorporated in this prospectus by reference, at no cost, by writing us at the following address:
Corporate Secretary, 12600 SE 38/th/ Street, Suite 150, Bellevue, Washington 98006. Our telephone number is (425) 653-5505.

Statement of Forward-Looking Information

  Statements contained herein that are not based on historical fact, including without limitation statements containing the words "believes," "may," "will," "estimate," "continue," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both nationally and in the regions in which the Company operates; technology changes; competition; changes in business strategy or development plans; the ability to attract and retain qualified personnel; liability and other claims asserted against the Company; and other factors referenced in the Company's filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

                              PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this Prospectus. It is not complete and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire Prospectus carefully, including the risk factors and financial statements. You should not assume that the information is this Prospectus or any supplement to this Prospectus is accurate as of any date other than the date on the front of this Prospectus.

                        About Interactive Objects, Inc.

     Interactive Objects is committed to developing software using emerging technology, including developing products using an embedded platform and object-oriented software. We also provide information technology consulting, development and training services to Fortune 1000 companies.

     We intend to become a premier provider of quality solutions in the Internet and distributed PC environments. Our strategy is three-fold. First, we intend to develop software solutions using embedded platforms to be marketed for use by consumers in everyday products and to continue to market our historically object-oriented products. Second, we plan to be involved in mergers and acquisitions that will expand our capabilities to provide products and consulting services. Finally, we are continuously looking for strategic partnerships with hardware, software and platform providers to increase our available resources.

     Historically, our products were designed for use by professional developers using Microsoft visual programming languages in the intranet, extranet and Internet environments. Our original products were reusable, modular software components that gave developers an easy-to-use framework for their development work. Sales of these products have historically been insignificant. We have recently expanded our focus to include developing software using an embedded systems platform. To that end, we formed an Information Appliances division. The first product from this new division was a Mobile Audio Player, which is a digital music player for Windows CE (Microsoft's new portable palm-sized PC operating system). The technology in this product we hope will transcend into other products such as cellular telephones, car stereos and answering machines. We plan to market these products through strategic relationships, on our website and with the assistance of positive media and analyst reports and articles.

     In March 1999, we expanded our consulting services by acquiring Avatar Interactive, Inc. With this acquisition, we are now able to offer a broader range of consulting and development services to our clients. We now provide a full range of consulting services including software design, development, testing and training. Most of our consulting services are centered around our Internet development expertise. We also use our consulting services to provide us market research of the current needs of the information services market so we may develop new products to meet those needs.

     Interactive Objects was formed in 1995 as a Washington corporation under the name Neoteric Media, Inc. d/b/a Interactive Objects. In the past four years, we have grown primarily through two acquisitions. The first acquisition was in August 1997 with Asia Pacific Chemical Engineering Corp. and the second acquisition was in March 1999 with Avatar Interactive, Inc.

     Our executive offices are located at: 12600 SE 38/th/ Street, Suite 150, Bellevue, WA 98006 and our telephone number is (425) 653-5505. Our web site address is www.iobjects.com. Information accessed on or through our website should not be considered a part of this Prospectus.

                                 RISK FACTORS

     Investing in Interactive Objects Common Stock involves a high degree of risk. You should be prepared to bear a complete loss of your investment. Prior to making an investment, you should carefully read this entire Prospectus and consider the following discussion of risks as well as other information in this Prospectus.

We have a limited operating history and have not had profitable operations.

     Interactive Objects was founded in 1995. Because of our limited history, there is little information that investors can use to analyze our financial results relating to our business.

     Since incorporation, on an annual basis we have not been profitable. We lost $4,145,514 for the year ended December 31, 1998. We lost $1,685,266 for the year ended December 31, 1997. We cannot assure you that Interactive Objects will ever operate profitably.

     Our ability to make a profit, if at all, is dependent upon:

          . the success of our Information Appliances division to develop software applications that address the needs of the modern consumer;

          . our ability to successfully grow and expand our consulting division; and

          . the successful acquisition of companies with compelling intellectual properties and an established, talented and skilled team of employees.

     We believe we can fund our operations without additional capital through the second quarter of 2000. If we decide to seek additional capital by issuing additional shares of our stock, the number of shares we issue will dilute our stockholders' holdings. We cannot be certain that we will be able to obtain such capital on acceptable terms, if at all.

We have a concentration of a few customers and limited marketing experience with our consulting services.

     Our primary consulting clients have been Fortune 1000 companies including:
Microsoft Corporation, SAFECO Insurance Companies of America, Eddie Bauer Inc., Airborne Express, Paccar, Inc., Pinnacle, CourtLink, Port Townsend Paper Corporation, and Labor Ready, Inc. Nearly all of our revenue for 1997 and the first nine months of 1998 was from our work for SAFECO. We cannot assure you that we will be able to market our consulting services successfully to Fortune 1000 companies in the future. If we are unsuccessful in marketing our consulting services, it could have a serious adverse effect on our financial condition and business.

Our new products may not be introduced into the market successfully.

     We cannot assure you that sales of our current or future products will meet our expectations. For example:

     . we may introduce products later to market than expected or later to market than our competitors introduce their products; or

     .  competitors may introduce competitive products at lower prices.

     When we make announcements about our expected new products and product updates, we are not promising that the new products and product updates will be shipped on time, as expected. These announcements are made to provide customers with a general idea of the expected availability of our products for planning purposes. Further, we could experience delays in our expected product availability because:

       . a third party may fail to enhance their products or delay enhancement of their products and our products are based on technology from third parties; or

       .  key employees may leave Interactive Objects.

     You should not consider our announcements as a factor to predict our profitability for any specific future period. If we delay shipment of our products or product enhancements, it may have an adverse impact on our financial condition. Without new products and product enhancements, our products may become technologically outdated. As a result, our business could be adversely affected. We cannot assure you that our future product development efforts will be successful.

The embedded platform market in which we compete is evolving and our success depends in part on the success of this market.

     The success of our new Information Appliances division depends on the success of the embedded software market and on the continued market acceptance of the incorporation of multimedia applications into embedded system technologies. We believe that the currently successful embedded system software application market is expanding. We cannot assure you that the embedded systems market will continue to gain further acceptance in the future.

     The market for embedded platform applications is successful and continues to evolve. It is difficult to assess or predict with any assurance the size or growth rate, if any, of this market. We cannot assure you that the embedded system market will continue to develop, or that our products will be successful in this market. Our business, operating results and financial condition could be adversely affected if any of the following occur:

       .  the markets do not remain successful or do not continue to develop;

       .  the markets develop more slowly than we expect;

       .  the markets attract new competitors; or

       .  our products do not achieve market acceptance.

Even if our products gain broader market acceptance, our competitors have many advantages over us and there are no assurances that we can be successful in this competitive market.

     The market for embedded system software applications is increasingly competitive and subject to rapid change. Further, the market can be significantly affected by the introduction of new products and other activities of companies in this market. Our competitors offer a variety of products and services to address the needs of the market in which we sell our products. We believe that the principal competitive factors in this market are:

       .  product quality,

       .  flexibility,

       .  performance,

       .  functionality and product features,

       .  company reputation, and

       .  price.

     Direct and indirect competitors in the embedded systems market include Audible, BSQUARE Corporation, Sierra Imaging, Ilium Software, Ruksun, and Xaudio Creative Labs, Utopiasoft and Diamond Multimedia. We expect to face competition in the future from these and other companies. Some of these competitors and future competitors have an advantage over us because they:

       .  have significantly greater financial, technical, and other resources,

       .  have greater name recognition, and

       .  have well-established relationships with our potential customers.

     As a result, our current and future competitors may be able to devote greater resources to the development of their products than we can. We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

     We also face competition from other software vendors, many of whom may already have a reputation among potential customers for offering software solutions for embedded platforms. There can be no assurance that these third parties, most of whom have significantly greater resources than we do, will not develop competitive software solutions in the future. It is also possible that new competitors or alliances among competitors will emerge and rapidly acquire significant market share.

The market for our consulting and training services is extremely competitive.

     The market for IT consulting and contract development/software system design services and training services is extremely competitive. Companies are judged in this market on thoroughness and ingenuity of solutions proposed, responsiveness to client proposal requests, reputation and price. Many of our competitors in the consulting arena have substantially greater financial, management, marketing and technical resources than we do. We cannot assure you that we will be able to compete successfully against our competitors. Failure to compete successfully would have a materially adverse affect upon our business, operating results and financial condition.

Our consulting business depends on Microsoft's products and standards.

     Our consulting services are dependent upon the continued success of Microsoft's products and standards. As a Microsoft Certified Solution Provider, our engineers create solutions that rely on Microsoft products and standards.

     Because we depend heavily on Microsoft, our consulting services could be adversely affected if Microsoft:

       . changes its programming languages, programming standards, or product family,

       . withholds information regarding such changes or other changes to its Windows(R) or Windows NT(R) operating systems,

       . changes the manner in which it markets its development languages, products or standards, or

       .  does not provide us with pre-release information about such changes.

     Such impacts could result in the retraining of our consulting staff, and we may be required to expend significant resources to modify our consulting priorities and direction.

We currently have limited distribution of our products and will continue to sell our products via our web site and through our existing online distribution channels.

     Future revenues from product sales are substantially dependent upon our success as an Independent Software Vendor developing embedded system applications for corporations seeking software development expertise. To a much lesser degree, we also expect to receive insignificant revenues from the sale of our existing component products through our web site and online distribution channels via electronic software distribution. Through September 30, 1999, sales of our products via our web site have been limited and have generated insignificant revenues. We believe that the use of the Internet for software sales and distribution will continue to grow. As we refocus our energy toward strengthening our position as an Independent Software Vendor, we hope to take advantage of the significant savings in overhead we will realize by reducing our internal sales, marketing and advertising budget. We cannot assure you that we will be successful in attracting such Independent Software Vendor contracts or in the sale of our products online. Failure to accomplish any of these tasks could materially and adversely affect our financial condition and results of operation.

Future operating results are uncertain and we expect to see fluctuations in our quarterly operating results.

     We cannot accurately forecast our revenues because of our limited operating history and the evolving nature of the markets in which we compete, both in consulting and software development. Our revenues from consulting fluctuate as the consulting contracts are started, renewed, completed or terminated. The revenue we will receive from future product sales is also difficult to forecast because we have not generated significant revenue from our individual software component sales. Future sales of software will rely on the successful completion of Independent Software Vendor contracts with large corporations for the development of embedded system applications. Revenues generated from successfully completed Independent Software Vendor contracts depend on a number of factors including our ability to win development contracts and our ability to develop compelling software applications in a given time frame and with acceptable functionality and performance.

     We may experience significant fluctuations in our quarterly operating results due to many factors which are outside our control, including the following:

       .  timing of consulting engagements and payment terms,

       .  demand for our services,

       .  level of competition in the industry,

       .  budget cycles of our customers,

       .  timing of new product introductions and product enhancements,

       .  mix of products and services sold,

       .  activities of and acquisitions by competitors,

       . analysts' reports about the Company, its components and application framework technology,

       .  hiring new employees,

       .  our ability to develop and market new products and control costs, and

       . general economic conditions and economic conditions specific to the Internet, on-line commerce and the software component industry.

We depend on application development contracts for product and marketing research.

     Our development strategy depends in part on our continued ability to acquire development, research and marketing skills from our ongoing consulting and development contracts, in order to develop future marketable products. We generally negotiate our consulting agreements to enable us to retain intellectual property rights to portions of the software being developed, while the client retains rights to the entire program developed. To be successful in growing our consulting business, we must be able to negotiate consulting agreements which allow us to retain rights to portions of the developed software. If we are unsuccessful in achieving desirable consulting situations, we may be required to expend significant amounts of resources, or contract with third-parties, to perform research and development for new product offerings. This could materially and adversely affect our financial condition and results of operation. While we utilize our consulting services for marketing research, the needs of our consulting customers may not be representative of the needs of the professional software developer community in general. There can be no assurances that we will be successful in obtaining sufficient information through our consulting services to be able to develop software applications that are desirable to independent hardware vendors.

To successfully compete in the software development industry, we must continue to develop new products and continue to train our engineers in the latest technologies.

     Our existing technology and systems can become obsolete because:

          . the embedded system market is rapidly evolving and we might not be able to keep up with the changes,

          . new products and services with new technology are introduced to the market, and

          . new industry standards may be developed which are different than the standards upon which our products are based.

     To successfully compete, we plan to:

          .  develop or license state-of-the-art technologies;

          .  enhance our existing services;

          . develop or acquire new services and technologies that address the increasingly sophisticated needs of our prospective customers; and

          . respond to technological changes and emerging industry standards and practices on a cost-effective and timely basis.

     We cannot assure you that we will be successful in continuing to develop new products, securing consulting and development contracts, or responding to the technological advances of industry standards. We also cannot assure you that our new products will achieve market acceptance. If we are not successful (for technical, legal, financial or other reasons) in responding in a timely manner to changes in technology and customer preferences, significant delays in product development or introduction of new products would have a seriously negative affect on our business.

Our success depends in a large part on the continuing service of key personnel. Changes in management could have a negative impact on our business.

     The loss of service of one or more of our executive officers or key technical personnel could have a materially adverse affect on our business. To insure that we do not lose the services of these personnel, we have entered into employment contracts with some of our executive officers and key technical personnel. For more details on certain of these employment contracts, see "Management - Executive Compensation and Other Information - Employment Contracts."

     We are also looking to expand the management team by adding new executives who have the skills necessary to growing our business. As part of an overall restructuring of the company, effective October 27, 1998, Steve Wollach, our Chief Financial Officer, Treasurer and Director was appointed President. Effective April 23, 1999, Mr. Wollach was named Chief Executive Officer. The cost and management time we spend in expanding our management team and the resulting change in management structure could have materially adverse affect on our business, our product launches, and our business strategy.

We are controlled by a number of existing shareholders.

     A large percentage of our outstanding Common Stock (33.6% as of November 12, 1999, assuming full exercise of all stock options which are exercisable within 60 days of the date hereof,) is owned by current directors and executive officers of Interactive Objects or our affiliates. If these shareholders were to vote together, they could significantly influence the outcome of items that are submitted to a vote of the shareholders, including the election of directors to our Board of Directors. For more information on the stock ownership of these current directors and executive officers, see "Principal Shareholders."

We may be sued for software defects or liability claims.

     Software products frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. While to date we have not been sued because of our software products, we cannot guarantee that defects and errors will not be found in current versions, new versions or enhancements of our products. If this were to occur, we would suffer a loss of revenues, delay in market acceptance of our products, or unexpected re-programming costs. Any of these things would have a materially adverse affect on our business, operating results and financial condition.

     Our license agreements with our customers generally contain provisions that are intended to limit our exposure to product liability claims. But it is possible that our customers could still sue us. Any such lawsuit could have a materially adverse affect on our business, operating results, and financial condition.

We rely on various intellectual property laws, confidentiality procedures and contractual provisions to protect our proprietary rights.

     Protection for our software, documentation and other written materials is limited. Trade secret, trademark and copyright laws provide only limited protection. Unauthorized persons may attempt to copy part of our products or to obtain and use information that we believe is proprietary. We cannot assure you that these laws will adequately protect our proprietary rights in the United States or abroad.

     We do not believe we are infringing on the proprietary rights of others. However, we cannot guarantee that third parties will not claim that we are infringing on their rights. In fact, we expect that software product developers will have more claims of infringement as the number of products and competitors in our industry grows and the software begins to overlap into other industry segments. If we were subject to an infringement claim, it would have a materially adverse impact on our business because it would:

          .  be time consuming to defend;

          .  result in costly litigation;

          .  divert our management's attention and resources;

          .  cause our product shipments to be delayed; or

          . require that we enter into royalty or licensing agreements, which may not be available to us on favorable terms, if at all.

As part of our business strategy, we are looking at potential acquisitions to complement our products and consulting services but there are risks associated with such acquisitions.

     On March 31, 1999, we acquired Avatar Interactive, an IT consulting and software development company. We do not have any additional agreements or negotiations that are underway, but we intend to continue to review prospects for additional acquisitions of businesses, products or technologies. As we enter into additional acquisitions, there are certain risks, such as:

          .  potentially diluting our common stock;

          .  incurring debt; or

          . incurring contingent liabilities and/or amortization expenses related to goodwill and other intangible assets.

     Other risks include:

          . difficulties in assimilation of acquired operations, technologies and products;

          .  diversion of our management's attention to other business concerns;

          . risks of entering markets where we have no or limited prior experience; and

          .  potential loss of key employees of acquired organizations.

     We cannot assure you that we will be successful in integrating any new businesses, products, technologies or personnel into our Company. Our failure to do so could have a materially adverse affect on our business.

It is possible that we may have Year 2000 problems.

     The Year 2000 problem is the potential for system and processing failures of date-related data and the result of computer-controlled systems using two digits rather than four digits to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using 00 as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices or engage in other normal business activities.

     We could be affected by the Year 2000 problem indirectly because companies that would normally buy our products or secure our consulting services may be spending their resources on correcting their existing Year 2000 problems.

     Our business could also be affected because the products of other companies, upon which we rely, could have complications with the Year 2000 problem. Our business could be materially and adversely affected by costs or complications relating to:

          .  code changes,

       .  testing and implementation for our own systems, or

       . similar issues faced by our distributors, suppliers, customers, vendors and the financial service organizations with which we interact.

     The Year 2000 issue could also affect our products. We have reviewed our current products and believe that they are Year 2000 compliant and that the Year 2000 issue will not materially impact us. But if our products are non-compliant or if there is a dispute with any customer regarding whether our products are compliant, our business, results of operations and financial condition could be materially and adversely affected.

   For more information about the Year 2000 issue, see "Management's Discussion and Analysis of Financial Condition and Results of Operation."

Our success depends on recruiting and retaining highly skilled technical and consulting personnel.

     We must be able to hire highly skilled software engineers, programmers and trainers, as employees and as independent contractors. If we are unsuccessful in hiring skilled independent contractors and subcontractors for our consulting services, we may be unable to complete our contracts in a timely manner and may be unable to bid for contracts which we cannot perform with our existing employees.

     The technological and creative skills of our employees are also factors which influence our success in securing key software development or consulting contracts. The competition for skilled technical employees is intense and we cannot assure you that we will be successful in retaining or recruiting such personnel. We must compete with companies that possess greater financial and other resources than we do, and that may be more attractive to potential employees and contractors. To be competitive, we may have to substantially increase the compensation, bonuses, stock options and other fringe benefits offered to employees in order to attract and retain such personnel. The additional costs in retaining or attracting new personnel may have a materially adverse affect on our business, our product launches, and our operating results.

We do not plan to pay cash dividends.

     We intend to keep all of our earnings, if any, for use in our business and do not plan to pay cash dividends in the foreseeable future. Our Articles of Incorporation and Bylaws allow for dividends to be subject to the discretion of our Board of Directors and any terms and conditions imposed by law.

We have anti-takeover provisions in our Articles of Incorporation.

     Our Articles of Incorporation authorize the Board of Directors to issue up to ten million shares of preferred stock and to determine the rights and restrictions (including voting rights) of those shares without a vote or action of our shareholders. The shareholders of our Common Stock will be subject to the rights of holders of the preferred stock, if it is issued. If we issue preferred stock, the holders of such stock could delay or prevent a change in control of our company and it may adversely affect the voting rights of the holders of our Common Stock. We have no present plans to issue shares of preferred stock.

     We also have other provisions in our Articles of Incorporation and Bylaws that could make a merger, tender offer or proxy contest more difficult. One of these provisions is a staggered Board of Directors - our Board of Directors is divided into three classes and each class serves for three year terms. Because they are elected on staggered years, it is more difficult for a third party to attempt to take control of our Board of Directors by nominating a new slate of directors at one time. See "Description of Securities."

If our Warrants and Options are exercised, the holders of our Common Stock will experience dilution of their shares.

     Currently, there are approximately 978,401 shares of Common Stock reserved for issuance upon the exercise of Warrants offered in this Prospectus at a weighted average exercise price of $3.01 per share. There is also an aggregate of 4,000,000 shares of Common Stock reserved for issuance upon exercise of options granted under our 1998 Stock Option Plan. We have granted a total of 1,681,500 options to purchase as of November 12, 1999 at a weighted average exercise price of approximately $1.51 per share.

     If any outstanding Warrants or options are exercised, holders of Common Stock will be diluted. Also, sales in the public market of the Common Stock underlying these Warrants or options may adversely affect prevailing market prices for our Common Stock and may adversely affect our ability to obtain additional equity financing. For more information, see "Description of Securities."

Because we have a large number of shares eligible for future sale, we may experience price fluctuation if any significant amount are traded in the public market. These sales would also impair our ability to raise capital through the sale of our securities.

     There are 14,616,952 shares of Common Stock outstanding as of the date of this Prospectus. 1,946,617 Shares are being offered through this Prospectus (not including 978,401 shares issuable upon exercise of the Warrants and which are also being registered through this Prospectus). There are currently 5,165,526 previously issued shares that are freely tradable without restriction or further registration.

     Other than the Shares being registered by this Prospectus, we have not granted any registration rights with regard to any additional shares of Common Stock. All of the remaining 6,526,408 shares of Common Stock outstanding are "restricted securities." Restricted securities are securities acquired by the Company, either directly or indirectly, in a transaction not associated with a public offering. These restricted securities will become eligible for sale on various dates following the date of this Prospectus.

     We cannot predict the affect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices of our Common Stock prevailing from time to time. The possibility that restricted Common Stock may be sold in the public market at future dates may adversely affect the prevailing market price for the Common Stock and could impair our ability to raise capital through the sale of our equity securities. For more information, see "Shares Eligible for Future Sale."

We may experience extreme changes in our stock price.

     Like other emerging software and high technology companies, the market price of our Common Stock has been and may continue to be extremely volatile. Since our Common Stock began listing on the OTC Bulletin Board in September 1997, the bid price of the Common Stock has ranged from a high of $9.94 to a low of $0.9375. This is the result of a number of factors including:

          . quarterly fluctuations in our results of operations,

          .  the announcement of technological innovations,

          . the introduction of new products by Interactive Objects or our competitors,

          . general conditions in the computer software and hardware industries, and

          . the extreme price and volume fluctuations of the stock market in general.

     These market fluctuations may materially and adversely affect the market price of our Common Stock.

Because we are traded on the OTC Bulletin Board, we cannot guarantee there is an orderly public market for our Common Stock. We intend to apply for listing on the Nasdaq SmallCap Market but there is no assurance we will gain such listing. Further, there are numerous risks related to buying low-priced stocks (stocks that are less than $5.00 per share).

  Our Common Stock is currently traded on the OTC Bulletin Board. As a result, you may find it more difficult to sell the Common Stock or to obtain accurate quotations of the market value of our Common Stock as compared to shares that
are traded on the Nasdaq trading market or an exchange.   We cannot assure you
that a regular trading market will develop or be sustained after the date of this Prospectus.

  We intend to apply for listing on the Nasdaq SmallCap Market when we are able to qualify for such listing. The minimum listing requirements to qualify for listing on the Nasdaq SmallCap Market include:

     . either $4 million in net tangible assets (total assets, excluding goodwill, less total liabilities),
     .    $750,000 in net income or $50 million in market capitalization,
     .    $5 million market value of the public float,
     .    three market makers, and
     .    a minimum bid price of $4.00 per share.

  As of the date of this Prospectus, we do not satisfy the initial listing requirements for listing on the SmallCap Market. If we are not able to apply for listing on the SmallCap Market or are not accepted for listing on the SmallCap Market, we will attempt to maintain the listing of the Common Stock on the OTC Bulletin Board.

  For as long as our Common Stock is traded on the OTC Bulletin Board and the trading price of the Common Stock is below $5.00 per share, trading in our securities will be subject to the requirements of certain "penny stock" rules of the Securities and Exchange Commission. These rules require additional disclosure to investors by broker-dealers for any trades involving a penny stock.

  Penny stock rules require that the broker-dealer deliver to the investor a disclosure statement explaining the penny stock market and the associated risks with the market prior to any penny stock transaction. There are also sales practice requirements for broker-dealers who sell penny stocks to most persons. For these types of transactions, the broker-dealer must make a determination that the purchaser is suitable for the transaction and must receive the purchaser's written consent to the transaction prior to sale.

  These additional burdens on brokers and dealers may discourage them from making transactions in our Common Stock. This could severely limit the market price and liquidity of our securities and the ability of purchasers to sell any of the Shares acquired in this offering in the secondary market. That, in turn, could materially and adversely affect the market price and severely limit the liquidity of our Common Stock.

                                USE OF PROCEEDS

  All of the Shares offered hereby are being offered by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the Shares. See "Selling Shareholders." Assuming exercise in full of the Warrants, the Company would receive approximately $2,941,604 upon such exercise, which would be used for general corporate purposes and working capital. The Warrants are currently out of the money and until the trading price for the Common Stock is greater than the exercise price for the Warrants, the Company does not expect the Warrants to be exercised

                             SELLING SHAREHOLDERS

  The information with respect to ownership is as of approximately February 10, 1999, and does not reflect changes thereto subsequent to such date.

  The following tables set forth certain information about the Selling Shareholders, including the number of shares of Common Stock being registered hereunder and that may be offered for sale from time to time by the Selling Shareholders. The Shares listed below consist of 1,946,617 shares of Common Stock that are currently issued and outstanding, and 978,401 shares of Common Stock that are subject to certain outstanding Warrants and that may be issued upon exercise of such Warrants. Except as noted below, the Shares offered for sale constitute all of the shares of Common Stock known to the Company to be beneficially owned by the respective Selling Shareholders, and following the offering and sale of the Shares, to the best of the Company's knowledge, none of the Selling Shareholders will beneficially own more than one percent of the issued and outstanding shares of Common Stock. In addition, other than as described below, none of the Selling Shareholders has held any position or office with the Company or had or have any material relationship with the Company.

  Of the 2,925,018 Shares being offered hereunder on behalf of the Selling Shareholders, 1,534,010 shares were originally issued and sold to certain foreign investors in a private offering in May 1998 at a price of $4.00 per share, 112,607 shares were issued upon conversion of certain Company debt in September 1997 at a conversion rate of $.65 per share, 200,000 shares were issued in May 1998 as consideration for consulting services to the Company at a deemed price per share of $4.00 and the Company issued 100,000 shares at a price of $1.50 per share upon exercise of warrants granted in September 1997 as part of a Company financing. In addition, this Prospectus includes 978,401 shares of Common Stock issuable upon exercise of certain outstanding Warrants granted by the Company to various third-parties in 1998 in consideration for services provided to the Company. The Warrants consist of the following: (i) warrants for 200,000 shares granted to Berliner Freiverkehr AG in April 1998 at an exercise price of $4.00 per share (the "Berliner Warrant") in consideration for financial consulting services valued at approximately $77,000 rendered to the Company in Germany; (ii) warrants for 500,000 shares granted to National Day Corporation in May 1998 at an exercise price of $4.00 per share (the "National Day Warrant") in consideration for its efforts and assistance in raising capital for the Company, in providing certain short-term bridge loans to the Company, and making introductions to foreign brokers and investors, which services were valued at approximately $50,000; (iii) warrants for 153,401 shares granted to certain foreign brokers and their affiliates in May 1998 at an exercise price of $4.00 per share (the "Brokers' Warrants") in consideration for their assistance in connection with the Company's private offering of Common Stock to foreign investors in May 1998, which services were valued at approximately $15,340; and
(iv) warrants for 175,000 shares granted to GlobeMedia AG in June 1998 at an exercise price of $4.00 per share (the "GlobeMedia Warrants") in consideration for certain media, marketing and publication relation services for the Company in Europe, which services were valued at approximately $22,500. See "Description of Securities." Subsequently, in January 1999, the Company repriced the National Day Warrant to an exercise price of $1.406 per share, in consideration for on-going consulting services performed by the consultant. If the market price of the Common Stock does not exceed the applicable exercise prices for the Warrants, the Company does not believe that any such Warrants will be exercised.

  The Company has agreed with each of the Selling Shareholders, pursuant to the terms of the Warrants, the purchase agreements by which certain of the Selling Shareholders acquired their Shares and otherwise, to use its best efforts to register the Shares. Pursuant to these arrangements, the Company will pay all expenses in connection with the registration and sale of the Shares, except any selling commissions or discounts allocable to sales of the Shares, fees and disbursements of counsel and other representatives of the Selling Shareholders, and any stock transfer taxes payable by reason of any such sale.

Shares Issuable Upon Exercise of Outstanding Warrants

                                                          Number of Shares
                                                         Underlying Warrants
                                                         Beneficially Owned           Number of Shares
       Name of Selling Shareholder                         Before Offering            Offered for Sale
       ---------------------------                         ---------------            ----------------
National Day Corporation................................        629,057                    500,000
Berliner Freiverkehr AG.................................        200,000                    200,000
GlobeMedia AG...........................................        125,000                    125,000
Alexander Nill..........................................         26,700                     26,700
Jan Nicolaus Voswinckel.................................          1,000                      1,000
Stefan Kallabis.........................................         11,625                     11,625
Martin Lechner..........................................         13,545                     13,545
Thorsten Wagner.........................................          5,000                      5,000
ACP Venture AG..........................................          5,500                      5,500
International Investment Management Limited.............         25,000                     25,000
Nick Nugent.............................................         25,000                     25,000
Value Management & Research GmbH........................         25,000                     25,000
Walter Edgar Seiz.......................................          3,977                      3,877
Simon Ford..............................................          3,877                      3,877
Edward C. Henschel......................................          3,877                      3,877
ECM Securities Services GmbH............................          3,400                      3,400
                                                              ---------                    -------
TOTAL:..................................................      1,107,558                    978,401
                                                              =========                    =======

Shares Issued in Debt Conversion

                                       Number of Shares
                                      Beneficially Owned   Number of Shares
   Name of Selling Shareholder          Before Offering    Offered for Sale
   ---------------------------          ---------------    ----------------
Thad E. Wardall...................           1,152,607           112,607
                                             ---------           -------
TOTAL:............................           1,152,607           112,607
                                             =========           =======

  Thad E. Wardall is a former director of the Company. In September 1996, the Company borrowed $125,000 from Mr. Wardall evidenced by a secured promissory note. Subsequently, in August 1997, the Company cancelled the promissory note and reissued to Mr. Wardall a new convertible promissory note for the outstanding principal on the prior note. In October 1997, Mr. Wardall converted the principal plus accrued interest on the new note into 112,607 shares of Common Stock, which shares are being registered for resale hereunder. Following the offering of all of the shares hereunder (including the shares issuable upon exercise of the Warrants), Mr. Wardall will beneficially own approximately 6.4% of then issued and outstanding shares of Common Stock. See "Principal Shareholders."

Shares Issued for Consulting/Financing Services

                                          Number of Shares
                                         Beneficially Owned   Number of Shares
    Name of Selling Shareholder            Before Offering    Offered for Sale
                                           ---------------    ----------------
Starward Securities, Ltd...............         208,386           200,000
Matrix Securities Pty., Ltd............         121,700           100,000
                                                -------           -------
TOTAL:.................................         330,086           300,000
                                                =======           =======


Shares Issued in May 1998 Private Placement

                                                      Number of Shares
                                                     Beneficially Owned          Number of Shares
           Name of Selling Shareholder                 Before Offering           Offered for Sale
           ---------------------------                 ---------------           ----------------
Bankers Trust International PLC..............               500,000                  500,000
Prime Asset Management Ltd...................               100,000                  100,000
Bank Vontobel & Co. AG.......................               145,000                  145,000
Oyster SICAV-Europe Value....................                80,000                   80,000
ACP Ventures AG..............................                55,000                   55,000
Alexander Nill...............................                55,000                   55,000
Dieter Nill..................................                50,000                   50,000
Sigi Piel....................................                50,000                   50,000
VMR Fund-Strategie Quadrat...................                50,000                   50,000
Thorsten Wagner..............................                50,000                   50,000
Martin Lechner...............................                30,000                   30,000
Karsten Schiebler............................                27,500                   27,500
Abakus Fonds UI..............................                25,000                   25,000
Patrik Cohn..................................                25,000                   25,000
VMR Fund-Shareholder Value...................                20,000                   20,000
Fred Kompauer................................                15,000                   15,000
Peter Gorg...................................                10,000                   10,000
Joachin Paech................................                10,000                   10,000
Mathias von Marcard..........................                 8,000                    8,000
Rudolf Fichtner..............................                 7,900                    7,900
Siegfried Piel...............................                 7,500                    7,500
Dr. Olaf Hein................................                 7,000                    7,000
Claes Smith-Solbakken........................                 5,000                    5,000
Eckbrecht Belka..............................                 5,000                    5,000
Dr. Hans-Christian Donnerstag................                 5,000                    5,000
Markus Gies..................................                 5,000                    5,000

                                      Number of Shares
                                     Beneficially Owned  Number of Shares
    Name of Selling Shareholder        Before Offering    Offered for Sale
    ---------------------------      ------------------  ----------------
Maria Gies.........................               5,000             5,000
Aloys Korioth......................               5,000             5,000
Gunter Kramer......................               5,000             5,000
Norbert Tingelhoff.................               5,000             5,000
Leonhard Teutrine..................               5,000             5,000
Ernst Wild.........................               5,000             5,000
Christian Zehendner................               5,000             5,000
Bernarda Bole-Vekar................               4,500             4,500
Horst Bernges......................               4,000             4,000
Kurt Koenig........................               4,000             4,000
Ulf Lesemann.......................               4,000             4,000
Harald & Marianne Britz............               3,500             3,500
Dr. Ernst Fischer..................               3,500             3,500
Gerhard and Hannelore Goldschmitt..               3,500             3,500
Cherno Jobatey.....................               3,500             3,500
Thorsten Wobig.....................               3,500             3,500
Fritz Gutschmitt...................               3,000             3,000
Wolfgang Heichel...................               3,000             3,000
Klaus Heidenreich..................               3,000             3,000
Gunter and Anita Hornung...........               3,000             3,000
Dr. Rainer and Andrea Marquart.....               3,000             3,000
Fritz Oehler.......................               3,000             3,000
Dr. Marcus Optiz...................               3,000             3,000
Dr. Walter Reinhard................               3,000             3,000
Irmtraut Becker....................               2,500             2,500
Christoph Brunning.................               2,500             2,500
Walter Cullmann....................               2,500             2,500
Siegfried Drautz...................               2,500             2,500
Jurgen Gebhardt....................               2,500             2,500
Walter Karitzki....................               2,500             2,500
Helga Marienfeld...................               2,500             2,500
Wolfgang Pfeiffer..................               2,500             2,500
Schabin Sattari....................               2,500             2,500
Thomas Schinogel...................               2,500             2,500
Helmut Senft.......................               2,500             2,500
Hermann Huber......................               2,110             2,110
Christoph Baer.....................               2,000             2,000
Andreas Bernd......................               2,000             2,000
Juergen Braun......................               2,000             2,000
Hans Jurgen Eschmann...............               2,000             2,000
Karin Figge........................               2,000             2,000
Andreas Gunther....................               2,000             2,000
Charlotta Heuer....................               2,000             2,000
Roland und Maike Konig.............               2,000             2,000
Kurt Kosse.........................               2,000             2,000
Michael Roussinos..................               2,000             2,000
Roland und Waltraut Schuster.......               2,000             2,000
Wienfried Siebert..................               2,000             2,000
Josef Stiefvater...................               2,000             2,000
Edwin Thoma........................               2,000             2,000
Jurgen Wagner......................               2,000             2,000
Ada Wilcke.........................               2,000             2,000
Peter Nosek........................               1,800             1,800
John Mantle........................               1,500             1,500
Michael Karow......................               1,100             1,100
Reiner Balzer......................               1,000             1,000
Elisabeth Baumgartner..............               1,000             1,000
Dieter Bidlingmaier................               1,000             1,000
Manfred Breu.......................               1,000             1,000
Gabriele Cuno......................               1,000             1,000
Matthias Eckert....................               1,000             1,000
Bernd Heimburger...................               1,000             1,000
Guido Jesemann.....................               1,000             1,000
Nicolaus Loibl.....................               1,000             1,000
Ermias Mekasha.....................               1,000             1,000

                                 Number of Shares
                                Beneficially Owned   Number of Shares
  Name of Selling Shareholder     Before Offering    Offered for Sale
  ---------------------------     ---------------    ----------------
Miachel Obraczka.............            1,000             1,000
Klaus Schumann...............            1,000             1,000
Frank Sommer.................            1,000             1,000
Stefan Taubitz...............            1,000             1,000
Goetz Wende..................            1,000             1,000
Thomas Haarmeyer.............              900               900
Erhard Karle.................              800               800
Centa Hahn...................              750               750
Klaus Hahn...................              750               750
Barbara Belka................              700               700
Britta Juenger...............              700               700
Peter Scannewin..............              600               600
Joerg George.................              550               550
Thorsten Belka...............              500               500
Thomas Blum..................              500               500
Thomas Diener................              500               500
Jurgen Doring................              500               500
Guenter Spens GmbH...........              500               500
Albert Hellwage..............              500               500
Andreas Hesse................              500               500
Uwe Kranz....................              500               500
Ariane Mummert...............              500               500
Lydia Paulussen..............              500               500
Vermeulen-Schiffers..........              500               500
Willi Waden..................              500               500
Anton Jell...................              250               250
Walter Edgar Seiz............              100               100
                                     ---------         ---------
TOTAL:.......................        1,534,010         1,534,010
                                     =========         =========

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on the Common Stock. The Company currently anticipates that it will retain future earnings for use in the operation and expansion of its business and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. Any future determination with regard to the payment of dividends will be at the discretion of the Board of Directors and will be dependent upon the Company's future earnings, financial condition, applicable dividend restrictions and capital requirements and other factors deemed relevant by the Board of Directors.

                                CAPITALIZATION

  The following table sets forth the short-term debt and capitalization of the Company as of September 30, 1999:

                                                                 September 30,
                                                                     1999
                                                                 -------------
Short-term debt                                                  $   213,803
Long-term liabilities                                                 82,108
Shareholders' equity:
  Common Stock, $.01 par value, 50,000,000 authorized shares and 14,616,952 shares issued and outstanding at September
  30, 1999                                                           146,169
 Preferred Stock, $.01 par value, issuable in series:
  10,000,000 shares authorized; no shares issued and
  outstanding                                                             --
 Additional paid-in capital                                        8,537,409
 Retained deficit                                                 (6,300,545)
                                                                 -----------
  Total shareholders' equity                                       2,383,033
                                                                 -----------
    Total capitalization                                         $ 2,829,488
                                                                 ===========

                           INTERACTIVE OBJECTS, INC.
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATION

Statement of Forward-Looking Information

     Statements contained herein that are not based on historical fact, including without limitation statements containing the words "believes," "may," "will," "estimate," "continue," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both nationally and in the regions in which the Company operates; technology changes; competition; changes in business strategy or development plans; the ability to attract and retain qualified personnel; liability and other claims asserted against the Company; and other factors referenced in the Company's filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

Overview

     Former Microsoft employees founded Interactive Objects in 1995 to develop object software for commercial Internet and intranet applications. Today, the Company continues to evolve and expand its offerings by leveraging revenue generating intellectual property and technical talent. Through its consulting subsidiary, Avatar Interactive, the Company offers a full range of development services including custom software solutions, Internet development, software training, and testing. The Company's Information Appliances division continues to develop and mature its research and development efforts for embedded systems.

     The Company was incorporated in the State of Washington in October 1995 and operated under the name Neoteric Media, Inc., d/b/a Interactive Objects, until August 1997. In August 1997, pursuant to the terms of an acquisition agreement with Asia Pacific Chemical Engineering Corp., a publicly-held Utah corporation with nominal assets and liabilities ("APEC"), Neoteric Media entered into a business combination with APEC. In the Neoteric Acquisition, the shareholders of Neoteric Media exchanged their stock for a majority of the then-outstanding common stock of APEC and Neoteric Media became a wholly-owned subsidiary of APEC (which changed its name to Interactive Objects). For accounting purposes, the Neoteric Acquisition was accounted for as a reverse purchase, with Interactive
Objects as the continuing entity.   The Company's audited financial statements
include, since August 1997, the results of APEC operations, which were insignificant.

     In the first quarter of 1998, the Company released two software component products and acquired a Novell-based software component product. Subsequent to such acquisition, the Company decided to focus exclusively on Microsoft-based software component products. The Company also released a suite of seven components in October 1998. Until recently, the Company has marketed its products solely through the Internet. As a result of low product sales, the Company is focusing more attention in 1999 on the expansion of its Information Appliances division's development and licensing of its intellectual property, building strategic relationships, and enhancing its software consulting group, Avatar Interactive.

     Effective October 1998, the Company announced a corporate restructuring plan. As part of this plan, the Company reduced its employee base from 23 to 13 employees, most of whom were first-level supervisors and administrative staff. In addition, the Company promoted Steve Wollach, the Company's Chief Financial Officer and Director, to serve as the Company's President, replacing Matthew Schiltz. Mr. Schlitz was a consultant hired by the Company in October 1998 to serve as the interim Chief Executive Officer in connection with the resignation of Ryan Smith, the former Chief Executive Officer of the Company. Mr. Schiltz served as an advisor to the Company and its Board of Directors through June 1999. In connection with the restructuring plan, the Company included a provision for up to $310,000 for severance and settlement payments in connection with the resignations of Ryan Smith and John Guarino from their positions as officers and directors of the Company. In the first quarter of 1999, the Company settled all disputes with Messrs. Smith and Guarino. Also in connection with the restructuring plan, the Company repriced all outstanding stock options held by current Company employees and directors to $1.406 per share, the closing trading price of the Common Stock on the OTC Bulletin Board on November 4, 1998.

     Effective March 31, 1999, the Company acquired Avatar Interactive, Inc., a Washington corporation ("Avatar"). The acquisition of Avatar was effected by means of a forward merger of a newly formed Washington corporation and wholly-owned subsidiary of the Company with and into Avatar. Avatar became a wholly-owned subsidiary of the Company. The merger was accounted for as a pooling-of-interests.

     From June 30, 1999 to September 30, 1999, the Company's revenues were derived from its Information Appliance division and its software consulting division, Avatar Interactive. To date, the Company has provided consulting services to predominately Fortune 1000 companies, including SAFECO, Microsoft, Airborne Express, Paccar, Pinnacle, CourtLink, Eddie Bauer and Port Townsend Paper. The Company's Information Appliances division focuses on emerging technology and strategic partnering with hardware, software and platform providers to deliver to consumers the tools they want to work, play, and function more efficiently. The development of the Microsoft Mobile Audio Player, the first digital audio player software for the Microsoft Windows CE operating system, is a direct product of this division's talent and focus. In addition, the Company has signed an ongoing contract with Microsoft for the continuing development of streaming technology for the Windows CE operating system. With support for Windows Media Technologies, the Windows Media Audio (WMA) codec, as well as MP3, the Information Appliances division is positioned on the cutting edge of digital audio software technology. The Company anticipates that it will devote further resources to product development for the Information Appliances division in the remainder of fiscal 1999. All costs incurred in the research and development of products and enhancements to existing products have been expensed as incurred.

Results of Operations

     All comparisons within the following discussion are with the corresponding periods in the previous year, unless otherwise stated.

     Results of Operation - Three Month and Nine Month Periods Ended September 30, 1999

     Revenues. Revenues for the three-month periods ended September 30, 1998 and 1999 decreased by 1.8% from $899,860 to $883,175, respectively. Revenues for the nine-month periods ended September 30, 1998 and 1999 decreased by 1.7% from $2,716,453 to $2,669,101, respectively. During the three-month and nine-month periods ended September 30, 1999, the Company's revenue was generated by its Information Appliances division and its consulting service group, Avatar Interactive. The decrease in gross revenue during the three-month and nine-month periods is attributable primarily to a decrease in consulting services.

     Labor and Benefits Expenses. Labor and benefits includes all internal labor costs including salaries, taxes and benefits and other direct costs related to project performance, such as project specific independent contractor fees, labor costs, supplies and specific project related expenditures. The Company's labor and benefits expenses for the three-month periods ended September 30, 1998 and 1999 decreased by 51.3% from $1,198,679 to $583,789, respectively. During the nine-month periods ended September 30, 1998 and 1999, the labor and benefits expenses decreased by 27.9% from $3,145,567 to $2,268,530, respectively. The decrease in labor and benefits expenses from the third quarter and first nine months of 1999 compared to the same periods in 1998 was directly attributable to the decrease in consulting services and contract labor for those services.

     At September 30, 1999, the Company had twelve employees in software consulting services and product development, three employees in sales and marketing, and four employees in general and administrative. In addition, the Company hires independent contractors to service project demand for the Company's consulting services on a project by project basis, and expects to continue to staff projects with both Company employees and independent contractors. The Company expects that it will hire additional staff if and as needed to meet demand from current clients and prospective clients whose projects are anticipated to commence within ninety days after hiring.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for the three-month periods ended September 30, 1998 and 1999 decreased by 83.2% from $1,465,641 to $246,218, respectively. During the nine-month periods ended September 30, 1998 and 1999, the selling, general and administrative expenses decreased by 63.5% from $2,695,377 to $983,944, respectively. In each period, these expenses consisted primarily of employee recruiting, travel, professional fees, occupancy costs, telephone and related Internet connectivity fees, computer network costs, office expenses and supplies, marketing, advertising and new business development costs. Overall, selling, general and administrative expenses as a percentage of gross revenue were 27.9% for the three-month period ended September 30, 1999 as compared to 162.9% for the same period in 1998. Selling, general and administrative expenses as a percentage of gross revenue were 36.9% for the nine-month period ended September 30, 1999 as compared to 99.2% for the same period in 1998. Selling, general and administrative expenses decreased due to decreased staffing, investment in infrastructure and associated expenses. The Company believes that its selling, general and administrative expenses will increase in dollar amount for the remainder of fiscal 1999 as a result of an anticipated expansion of the Company's administrative staff required to support its growing operations and as a result of an increase in expenses associated with being an Exchange Act reporting company.

     Interest Income. Interest income for the three-month periods ended September 30, 1998 and 1999 decreased by 65.1% from $61,446 to $21,463, respectively. This decrease was primarily due to lower available cash balances due to the use of funds for working capital purposes. Interest income for the nine-month periods ended September 30, 1998 and 1999 decreased by 19.3% from $83,513 to $67,368, respectively. This decrease was primarily due to lower available balances from the proceeds from the Company's financing in May 1998.

     Net Loss/Income. The Company recognized net income for the three-month period ended September 30, 1999 of $74,631 compared to a net loss of $1,703,014 for the same period in 1998. The Company recognized a net loss of $516,005 for the nine-month period ended September 30, 1999 compared to a net loss of $3,040,978 for the same period in 1998. Net income as a percentage of gross revenue was 8.5% for the three-month period ended September 30, 1999 as compared to a net loss as a percentage of revenue of 189.3% for the same period in 1998. Net loss as a percentage of gross revenue was 19.3% for the nine-month period ended September 30, 1999 as compared with a net loss as a percentage of gross revenue of 111.9% for the same period in 1998. The change for both comparable periods is due primarily to decreased labor and benefits costs and general and administrative costs.

     Years Ended December 31, 1998 and 1997

     Revenue. Revenue for the years ended December 31, 1998 and 1997 was approximately $2,123,000 and $366,000 respectively. During the year-ended December 31, 1998, substantially all of the Company's revenue was generated by its software consulting services. The Company released its first product in the first quarter of 1998, did not make any product sales prior to January 1, 1998 and has had insignificant product sales through 1998. The 580% increase in gross revenue is attributable primarily to the Company's software consulting agreement with SAFECO, which accounted for substantially all of the Company's revenue in the year-ended December 31, 1998. During the year-ended December 31, 1998, the Company had insignificant revenue from product sales. In prior periods, the Company had no revenues from product sales. See "Risk Factors.

     Labor and Benefits Expenses. Labor and benefits includes all internal labor costs and other direct costs related to project performance, such as project specific independent contractor fees, labor costs, supplies and specific project related expenditures. The Company's labor and benefits expenses increased by 436% from approximately $787,000 for the year-ended December 31, 1997 to approximately $3,428,000 for the year-ended December 31, 1998. Labor and benefits consisted exclusively of salaries, taxes and benefits. The increase in labor and benefits expenses from fiscal 1997 to fiscal 1998 was directly attributable to increased costs and independent contractor fees arising out of the Company's consulting contract with SAFECO, as well as the Company's hiring of new employees and increasing salaries to senior management. In addition, the Company hired additional employees during the second half of 1997 and year-ended December 31, 1998 to meet increased demand and had ten full-time employees at December 31, 1998, a decrease of 12 from 22 on December 31, 1997.

     On December 31, 1998, the Company had seven employees in product development and software consulting services, one employee in sales and marketing and two employees in general and administrative. In November 1998 the Company implemented a restructuring plan, including a reduction in the number of employees from 23 to 13 total employees. In addition, the Company hires independent contractors to service project demand for the Company's consulting services on a project by project basis, and expects to continue to staff projects with independent contractors. The Company believes that staffing client projects with independent contractors results in the Company incurring costs that are less than those the Company would experience if projects were internally staffed. The Company expects that it will hire additional staff if and as needed to meet demand from current clients and prospective clients whose projects are anticipated to commence within ninety days after hiring. The Company expects that its independent contractor costs will remain relatively constant as it takes on additional consulting contracts that offset decreases resulting from the termination of its consulting agreement with SAFECO.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were approximately $2,957,000 and $1,256,000 for the years-ended December 31, 1998 and 1997, respectively. The amounts for fiscal 1998 includes approximately $1,085,000 as a one-time non-cash compensation expense for the value of Company securities issued during such period in exchange for consulting and other services. In each period, the other expenses consisted primarily of employee recruiting, travel, professional fees, occupancy costs, telephone and related Internet connectivity fees, computer network costs, office expenses and supplies, marketing, advertising and new business development costs. Overall, selling, general and administrative expenses as a percentage of gross revenue were 139% for the year-ended December 31, 1998 as compared to 343% for fiscal 1997. The increase in selling, general, and administrative expenses was primarily a result of the one-time non-cash compensation expense recorded for securities issued for consulting services and other services in connection with the Company's financing and investor relations efforts and, secondarily, of an increase in the Company's sales, marketing and advertising efforts in anticipation of growth and its 1998 product releases and, secondarily, of increased professional fees in connection with its financing efforts in 1998 and the Company entering into a lease for additional office space. The decrease as a percentage of gross revenue was due to the Company's increased revenues growing at a greater rate than expenses.

     Management believes that selling, general, and administrative expenses will decrease as a percentage of gross revenue in future periods. General and administrative expenses have increased due to increased staffing, investment in infrastructure and associated expenses necessary to manage and support the Company's growing operations. The Company believes that its general and administrative expenses will increase in dollar amount for fiscal 1998 as a result of an anticipated expansion of the Company's administrative staff required to support its growing operations and as a result of an increase in expenses associated with being an Exchange Act reporting company. The Company anticipates that it will begin to devote further resources to product development in fiscal 1998. All costs incurred in the research and development of software products and enhancements to existing products have been expensed as incurred and the cost of acquired software products have been capitalized. The Company's capitalized software will be amortized as required by GAAP principles beginning in the first quarter of 1998 when the product was released for sale to the public.

     Interest Expense. Interest expense represents interest expense on Company debt. Interest expense increased to approximately $16,000 in fiscal 1998 from $7,000 for fiscal 1997, due to increased borrowings during 1998.

     Income Tax. From inception until August 1997, the Company operated as an S-corporation. As a result, the Company's earnings have been taxed directly to the Company's shareholders at their individual federal income tax rates, rather than the Company. The Company became a taxable C-corporation in August 1997. To date, the Company has not paid income taxes.

     As of December 31, 1998, the Company had net operating loss carry-forwards for federal income tax purposes of approximately $1,297,000. The federal net operating loss carry-forwards expire in 2012.

     Net Loss. The Company recognized a net loss of approximately $4,146,000 (representing 195% of gross revenue) for fiscal 1998 as compared to a net loss of $1,685,000 (representing 461% of gross revenue) for fiscal 1997. The increase in net loss on an absolute basis is due primarily to the increased expenses described above which have been only partially offset by increased revenues from the Company's consulting services.

Liquidity and Capital Resources

     As a result of hiring additional employees, increasing marketing and product development efforts in anticipation of product releases in 1998, the Company's capital requirements have been and will continue to be significant and its cash requirements have been and will continue to exceed cash flows from operations. As a result, the Company has been substantially dependent on sales of its equity securities, cash flow from operations, and borrowings from affiliates.


     At September 30, 1999, the Company had working capital of $2,044,690 compared with working capital of $3,044,527 at December 31, 1998. At September 30, 1999, the Company had cash and cash equivalents of $2,429,537.

     During the first nine months of 1999, total cash used in operating activities was $734,070, which was principally due to the Company's net loss for the period partially offset by depreciation and accounts payable. During the first nine months of 1998, total cash used in operating activities was $1,951,251, which was primarily due to the Company's net loss for the period partially offset by the issuance of stock and stock purchase warrants in exchange for services. During the first nine months of 1999, investing activities used net cash of $127,365 for purchases of equipment. During the first nine months of 1998, investing activities used net cash of $231,272 for purchases of equipment and capitalization of software costs. During the first nine months of 1999, total cash used in financing activities was $507,666 which represents redemption of stock and payments on notes payable. During the first nine months of 1998, financing activities provided cash of $6,049,363 primarily from the issuance of common stock offset by distributions and payments on notes payable.

     Based on the Company's current proposed plans and assumptions relating to product releases and sales, the Company anticipates that it will not require additional capital financing through the second quarter of 2000. If the Company's plans change or its assumptions prove to be inaccurate, the Company may be required to seek additional equity and/or debt financing sooner than currently anticipated. The Company has no current arrangements related to additional financing. There can be no assurance that any additional financing will be available to the Company when needed, on commercially reasonable terms, or at all. See "Risk Factors."



     The net amount of cash used in operating activities was $2,861,000 for fiscal 1998, as compared to $728,000 for fiscal 1997. The increase in net cash used in operating activities was primarily attributable to the Company's net operating loss.

     Net cash used in investing activities was $129,000 for fiscal 1998, as compared to $279,000 for fiscal 1997. The decrease in net cash used in investing activities was primarily attributable to decreases in purchases of equipment, offset by increased capitalized software costs.

     Net cash provided by financing activities for fiscal 1998 was $6,074,000, as compared to $1,206,000 for fiscal 1997. The increase in net cash provided by financing activities was primarily attributable to the Company's sales of equity securities in May 1998.

     During May 1998, the Company sold 1,534,010 shares of Common Stock to approximately 117 foreign investors in a private offering. The Company received gross proceeds of approximately $6,136,040 from such offering, before costs associated with the offering.

     Additionally, in the first half of 1998, the Company borrowed and repaid $600,000. National Day Corporation loaned such funds to the Company pursuant to three demand promissory notes which bore interest at 12% per annum. The Company used part of the proceeds from the Common Stock offering in May 1998 to repay this loan.

New Accounting Pronouncements

     Statement of Financial Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities" established accounting and reporting standards for derivative instruments and for hedging activities. SFAS 133 has no impact on the Company's financial statements, because the Company does not currently engage in any derivatives or hedging activities.

     Statement of Financial Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" does not apply to the Company.

Year 2000 Compliance

     Many companies are currently expending significant resources in order to address the "Year 2000" issue. Expenditures to address the Year 2000 issue often involve the modification of legacy and other existing software systems rather than the development of new systems. Because of the size of such expenditures, companies may defer or cancel other new software development projects for which such companies might otherwise have purchased products from the Company or engaged the Company for consulting. Any reductions in revenues to the Company resulting from other companies' focus on the Year 2000 issue could have a materially adverse affect on the Company's business, results of operations and financial condition.

     The Company has commenced a review of its internal IT and non-IT systems. The objective of the review is to address necessary code changes, testing and implementation with the objective of taking corrective action based on the results of such review. The Company could be materially and adversely affected by costs or complications relating to code changes, testing and implementation for its own systems or similar issues faced by its distributors, suppliers, customers, vendors and the financial service organizations with which the Company interacts. At this time, the Company does not expect the costs related to achieving Year 2000 compliance will be significant.

     The Year 2000 issue could affect the products that tHe Company sells. The Company has reviewed its current products and believes that its products are Year 2000 compliant and that the Year 2000 issue will not materially impact the Company. However, to the extent that the Company's products prove to be non-compliant or in the event of any dispute with any customer regarding whether the Company's products are compliant, the Company's business, results of operations and financial condition could be materially and adversely affected.

     The forward looking statements referenced above are subject to a number of risks and uncertainties, including the abilities of customers, vendors and other third parties to solve timely their Year 2000 issues, the accuracy of Year 2000 testing methods and that remediation of Year 2000 issues will be correctly implemented. The Company does not have a contingency plan to address unexpected Year 2000 issues.

                                    BUSINESS

The Company

     The Company's business is focused on facilitating the rapid development and delivery of quality solutions in the Internet and distributed PC environments through its products and consulting services. The Company's newly-formed Information Appliances division produces software products specifically designed for embedded platforms, and the Business Objects division focuses on the Company's historically object-oriented component products. The Consulting Division provides consulting services to Fortune 1000 companies creating sophisticated business solutions involving the intranet, extranet and Internet development environments.

     The Company was formed in 1995 as a Washington corporation under the name Neoteric Media, Inc. d/b/a Interactive Objects ("Neoteric Media"). Since 1995, the Company has grown primarily through two acquisitions. In August 1997, pursuant to the terms of an acquisition agreement with Asia Pacific Chemical Engineering Corp., a publicly-held Utah corporation with nominal assets and liabilities ("APCEC"), Neoteric Media entered into a business combination with APCEC (the "Neoteric Acquisition"). In the Neoteric Acquisition, the shareholders of Neoteric Media exchanged their stock for a majority of the then-outstanding common stock of APCEC and Neoteric Media became a wholly-owned subsidiary of APCEC (which changed its name to Interactive Objects, Inc.). Effective March 31, 1999, the Company acquired Avatar Interactive, Inc., a Washington corporation ("Avatar"). The acquisition of Avatar was effected by means of a forward merger of a newly formed Washington corporation and wholly-owned subsidiary of the Company with and into Avatar, pursuant to the terms of an Agreement and Plan of Merger dated March 31, 1999. Following the merger, Avatar became a wholly-owned subsidiary of the Company.

Information Appliances Division

     The Company's newly formed Information Appliances division develops software that provides consumers with the tools they want to work, play, and function more efficiently in today's modern environment. The focus of the Information Appliances division is on developing applications specifically designed for embedded platforms including devices such as portable palm-sized PCs.

     Mobile Audio Player

     With the creation of the Information Appliances division, the Company's engineering focus has expanded to the embedded systems platform. The Company recently announced its new product, the Mobile Audio Player, a digital music player for Windows CE, which contains the embedded systems platform. Mobile Audio Player software was developed by the Company for Microsoft in March 1999, and is the first stereo playback software for the Palm-size PC market in the digital music industry. The Company sold the rights to its Multimedia Player Technology, which includes the Mobile Audio Player, to Microsoft in March 1999.

     The Company integrated Windows Media Audio ("WMA") into the Mobile Audio Player. With almost twice the compression of MP3 and half the file size, the Mobile Audio Player's support of WMA effectively doubles the storage capacity of music files on Windows CE while increasing the device's multi-tasking abilities.

     In addition to codec support for MP3 and WMA, the Mobile Audio Player was developed to support content protection technology. Digital Rights Management technology enables encryption of copyrighted audio files to ensure authenticity of the audio files as well as the legal right to use these files. By incorporating this new technology into the Mobile Audio Player, the Company is actively engaged in the fight against digital music piracy. Taking advantage of advances in Microsoft Windows CE, the Mobile Audio Player has a vivid color "skin" interface. Skins, interchangeable color interface designs, provide the end-user with player customization currently available only on the desktop PC.

     Future Development Technologies

Embedded systems can be found in the appliances consumers use every day: cellular phones, car stereos, VCRs, televisions, refrigerators, elevators, and answering machines. The Information Appliances division intends to make a strong contribution to the future of embedded system devices by focusing development efforts on making the devices consumers use in their lives better and smarter, and by enhancing their usefulness with improved functionality.

Business Objects Division

     Historically, the Company's products have been designed for use primarily on the Microsoft suite of visual programming languages including Visual Basic(R), Visual C++(R) and Visual FoxPro(R) and have been marketed to corporate and professional developers for use in a variety of environments, including multi-tier client-server, intranet, extranet and Internet environments. The Company's original products are reusable, modular software components designed to work across multiple operating platforms. As a result, corporate and professional developers are able to focus on the core functionality of the applications they are developing -- designing and constructing their applications more efficiently. The Company released two components in the first quarter of 1998 and released a suite of four additional components in October 1998.

     Visual Gateway Interface ("VGI"), the Company's first product released in the first quarter of 1998 is a fully integrated, object-oriented Microsoft-based development tool. VGI allows developers to create server-independent, Web-based applications able to run on any NT Web server, without having to learn a new scripting language. VGI was created to solve a problem Web programmers consistently encounter: the fact that different gateways and Web servers support different scripting languages and/or protocol specifications. As a result, visual programmers were required to learn and use multiple tool sets to create separate versions of the same application for deployment across the different servers. VGI provides a familiar, standards-based interface that visual programmers can use to create a single version of a Web application that runs on all popular Web servers without needing to learn and use the Web server specific scripting language (e.g., VBScript, JavaScript, Perl, etc.). This tool allows visual programmers to concentrate on the development and enhancement of the Web application itself rather than on the protocols necessary to run them. By simplifying the method for integrating standard Web protocols into the developer's native visual application environment, VGI provides an easy-to-use framework for creating and porting visual applications to the Web. Sales of VGI, to date, have been insignificant.

     The Visual Mail Interface ("VMI") product suite is a series of four reusable, object-oriented components that give developers the ability to create and implement a variety of electronic mail applications without having to learn specific e-mail protocols. Interactive Objects released VMI in October 1998. Componentized and reusable, VMI allows for the easy assimilation of e-mail capabilities into existing or new applications from either the client or server side. From requisition and form routing, to automatic response mechanisms, VMI lets developers quickly and easily add innovative e-mail functionality to their applications. Designed for COM-compliant development environments including Visual Basic(R), Visual C++(R), Visual J++(R) and Delphi(R), VMI supports the leading Internet and communication protocols: POP3, SMTP, MIME and Uuencode. The Company markets VMI both as a suite and as individual components. Sales of VMI, to date, have been insignificant.

Consulting Division

     With the acquisition of Avatar in March 1999, the Company expanded its range of consulting services. Avatar, which became the consulting arm of Interactive Objects, works from a client-centric business model encompassing the complete software design, development, training and test cycle. Avatar is a Microsoft Certified Solutions Provider with an established pool of talented engineers skilled in Microsoft technologies. The Company intends to use the combination of Avatar's training services, software development, testing lab and IT consulting division to offer clients a full range of development services.

     The Company has historically derived substantially all of its revenue from its consulting services group. In 1998, substantially all of the Company's revenues were the result of consulting contracts. These contracts provided Interactive Objects valuable insight into the technology problems confronting medium and large companies. With the acquisition of Avatar, the Company believes that its consulting services division is able to create sophisticated software business solutions involving intranet, extranet and Internet development environments. In addition to providing business solutions to enterprise companies, the Company's consultants will be able to provide valuable intellectual property research and development information for creation of new and innovative products.

     Specializing in Internet-based technologies and protocols, the Company targets primarily large enterprise-caliber companies. Through its object-oriented, standards-based architectures, the Company can provide sophisticated solutions and interfaces connecting enterprise corporations to relevant communities of interest, their distributors, sales force, employees, clients and business partners. The Company believes that, with a thorough understanding of re-useable, modular application architecture, the Company's consultants can deliver enterprise business solutions that bridge the gap between legacy information and today's cutting-edge Web technology. Emphasizing collaboration, coordination and communication, the Company intends to be a premium service provider of complex business solutions to predominately Fortune 1000 companies. The Company is currently dependent upon a few major customers, including Microsoft Corporation, SAFECO Insurance Companies of America, Eddie Bauer Inc., Airborne Express, Paccar, Inc., Pinnacle, CourtLink, Port Townsend Paper Corporation, and Labor Ready, Inc. See "Risk Factors."

     Because Internet development expertise is in demand, many companies do not have the resources in-house to tackle particularly challenging applications. In these cases, the Company intends to use its consultants to provide the technical guidance on a project basis and solve the complex problems presented to them. By working directly with the clients, the Company's consultants are able to see first-hand the problems confronting corporate IS departments. The Company believes that it creates a competitive advantage by developing the tools to solve those problems. The customized tools created by the Company's consultants to solve a particular problem today may serve to inspire or enhance the Company's future products. See "Risk Factors."

     The Company believes knowledge, technical skill and education play an important role on a return of corporate investments. The Company's software training services and experienced technical staff deliver leading-edge training on Microsoft technologies that benefit the IT workforce and create a rewarding learning environment for every student. The Company's most recently completed consulting contract included 120 hours of Visual Basic 6.0 advanced training on developer tools such as Active Server Pages, COM/DCOM, Visual InterDev and enterprise development using Visual Basic for SAFECO in April 1999. The Company's Consulting division, Avatar, successfully trained seven employees from SAFECO's Information Services Department. The Company also has signed a long-term consulting contract with Microsoft to develop Internet solutions for the Desktop Finance Division. Under the terms of the contract, Avatar will provide project management, design, planning, implementation, testing and support services for an unnamed commercial Internet product within the Desktop Finance Division at Microsoft. In addition, Avatar has an ongoing testing contract with Microsoft and continues working on smaller projects for SAFECO. The Company has a new consulting agreement to provide instructor-led training on Microsoft technologies for the nation's leading provider of temporary manual labor to the light industrial and small business markets. This new consulting engagement provides 160 hours of instructor-led training on the Microsoft Windows NT and Windows 95 operating systems to 15 corporate MIS Department employees. Avatar will hold training sessions at the new client's headquarters, allowing the employees in training to focus on their specific business needs and to trouble shoot in a real-world environment. See "Risk Factors."

     The Company is cognizant of the competitive nature in the professional IS services arena. In an effort to provide the highest level of flexibility and responsiveness to its clients and to limit the growth of its employee base, the Company assembles teams of independent programmers for each project based on the individual requirements of that project. Utilizing this business model, the Company can limit the risks inherent in assembling large teams of low-level programmers while maintaining management of the project and the ability to provide the highest level of service. See "Risk Factors."

     The Company believes that its consulting services provide many opportunities and benefits to the Company, including:

  . Market Research--By working directly with large corporations, the Company gains timely insight into the needs of the information services market. The Company analyzes and utilizes this market research information to identify opportunities for the development of new components. The Company believes that consulting projects will not only enable the Company to further develop its core expertise while keeping apprised of the needs of the market, but will also foster a competitive advantage for the Company since this market research is not an added expense. See "Risk Factors."

  . Development--The customized tools created to solve business problems on consulting engagements can be further developed to inspire or enhance products to be developed by the Company. See "Risk Factors."

  . Product Exposure--The solutions implemented to business problems encountered on a particular consulting engagement may require the use of the Company's existing products, resulting in increased awareness and exposure of the Company, its products, and personnel. See "Risk Factors."

The Interactive Objects Strategy

     The Company's objective is to leverage the collective intellectual property and talent of multiple organizations to generate research, consulting, and licensing revenue. The Company's direction is to target strategic partners, develop intellectual property, be involved in complimentary merger and acquisitions, and to implement a communications infrastructure to support multiple member organizations' requirements for information exchange and group collaboration. The Company intends to achieve these objectives by leveraging the intellectual properties resulting from strategic mergers and acquisitions, consulting relationships and software development. The Company intends to develop a pool of valuable intellectual property to be shared among all its divisions.

Sales, Distribution and Support

     The Company distributes its VGI and VMI products through Digital River, Inc. and its network of over 500 reseller sites. The Company also has a distribution relationship with Developer.com and Developer Direct, on-line distribution channels that target professional software developers. The Company intends to increase awareness of its products, to provide customer and technical support and to encourage dialogue regarding its products by maintaining a World Wide Web site: http://www.iobjects.com. The Company's current sales and support strategy for its software components relies almost exclusively on the Internet and electronic software distribution. This marketing strategy enables the Company to eliminate most of the manufacturing, distribution and inventory costs traditionally associated with selling software. See "Risk Factors."

Marketing

     The Company's marketing activities focus on two objectives: raising awareness of the Company's development efforts and products, while providing current and accurate information about the consulting services and corporate focus. The Company intends to establish an easily recognized brand image and an easy-to-navigate, fast and efficient web site, with a redesigned image, logo and web site, to provide its partners, clients, customers and investors with accurate information. The Company's website provides cost-effective publicity of the Company and products while advertising the services and investment opportunity. The website also provides the public with accurate, timely, and compelling information about the Company by highlighting its latest press releases, consulting activities, investor relations information and extensive developments relating to past, current and future engineering efforts.

     Media and analyst relations will remain a core component to the Company's promotional campaign. The Company believes that press coverage of the Company is a cost-efficient way to increase visibility and establish credibility. The Company has already received positive coverage in Web Techniques, The Seattle Times, The Seattle Post-Intelligencer, Washington CEO magazine, Puget Sound Business Journal, Business Week, and CNET's electronic magazine AnchorDesk. The Company intends to continue to invest in this channel through press/analyst tours with the objective of generating further interest and visibility in industry, general business and regional publications.

Acquisitions

     The software industry has experienced and is expected to continue to experience a significant amount of consolidation. While the Company expects that it will grow internally, the Company continually evaluates potential acquisitions of complementary businesses, products and technologies, that among other things, could expand the breadth and depths of its products and organization. See "Risk Factors."

Competition

     The market for IT consulting and contract development/software system design services and training is extremely competitive. The principal competitive factors in this market are thoroughness and ingenuity of solution proposed, responsiveness to client proposal requests, reputation and price. Many of the Company's competitors in the consulting arena have substantially greater financial, management, marketing and technical resources than the Company. See "Risk Factors."

     The market for the Company's products is intensely competitive, subject to rapid change, and can be significantly affected by new product introductions and related marketing activities of industry participants. The Company's products are targeted at the successful and emerging embedded systems market and, to a lesser degree, the reusable component market. Development in the embedded systems markets are not currently dominated by any single company. See "Risk Factors."

     Direct and indirect competitors in the embedded systems market include, but are not limited to: Audible, BSQUARE Corporation, Sierra Imaging, Ilium Software, Ruksun, and XAudio. Direct competitors of the Company's reusable software components include Progress Software Corporation (Crescent division) and Sheridan Software Systems, Inc., both of which produce components targeted directly at visual developers and were early leaders in the visual component market.

     The Company believes the principal competitive factors in these markets to be: product quality, flexibility, performance, functionality and product features, company reputation and price. While price is less significant than other factors for corporate customers, price can be a significant factor for individual developers.

     Many of these direct and indirect competitors have longer operating histories, more resources (financial, technical, and marketing), greater name recognition and a larger installed base of customers than the Company. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of their products than the Company. The Company believes that its product positioning and its dedication to high quality, reliable products will enable it to gain competitive advantage in the market. In addition, the Company's business objects are designed to interact smoothly with established software systems.

     The Company also faces competition from systems integrators and internal development efforts. Some systems integrators possess industry-specific expertise that may enable them to offer a single vendor solution where they already have a reputation among potential customers. It is also possible that new competitors or alliances among competitors will emerge and rapidly acquire significant market share. The Company also expects that competition will increase as a result of software industry consolidation. Increased competition may result in price reductions, reduced gross margins and loss of market share, any of which could materially and adversely affect the Company's business, operating results and financial condition. See "Risk Factors."

Research and Development

     The Company's consultants also serve as part of its research and development arm identifying and defining new and innovative products that may ultimately be sold. The Company did not incur any material research and development expenses in the past 2 fiscal years.

Year 2000 Compliance

     Many companies are currently expending significant resources in order to address the "Year 2000" issue. Addressing the Year 2000 issue often involves the modification of legacy and other existing software systems rather than the development of new systems. Because of the size of such expenditures, companies may defer or cancel other new software development projects for which such companies might otherwise have purchased products from the Company or engaged the Company for consulting. Any reductions in revenues to the Company resulting from other companies' focus on the Year 2000 issue could have a materially adverse effect on the Company's business, results of operations and financial condition.

     The Company is evaluating its third-party distribution and supply chain to understand their ability to continue providing services and products through the change to the year 2000. The Company is monitoring and working directly with key vendors, product manufacturers, distributors and direct resellers to avoid any business interruptions in the year 2000.

     The Company has commenced a review of its internal IT and non-IT systems. The objective of the review is to address necessary code changes, testing and implementation with the objective of taking corrective action based on the results of such review. The Company could be materially and adversely affected by costs or complications relating to code changes, testing and implementation of its own systems or similar issues faced by its distributors, suppliers, customers, vendors and the financial service organizations with which the Company interacts.

     The Year 2000 issue could affect the products that the Company sells. The Company has reviewed its current products and believes that its products are Year 2000 compliant and that the Year 2000 issue will not materially impact the Company. However, to the extent that the Company's products prove to be non-compliant or in the event of any dispute with any customer regarding whether the Company's products are compliant, the Company's business, results of operations and financial condition could be materially and adversely affected.

     The forward looking statements referenced above are subject to a number of risks and uncertainties, including the abilities of customers, vendors and other third parties to solve timely their Year 2000 issues issues in a timely manner, the accuracy of Year 2000 testing methods, and that remediation of Year 2000 issues will be correctly implemented. The Company does not have a contingency plan to address unexpected Year 2000 issues.

Intellectual Property and Other Proprietary Rights

     The Company relies primarily on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technological leadership position. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. The Company believes its current intellectual property rights are sufficient to carry on its business as currently conducted. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competition will not independently develop similar technology. See "Risk Factors."

     The Company is not aware that it is infringing on the proprietary rights of any third parties. There can be no assurance, however, that third parties will not claim infringement by the Company of their intellectual property rights. The Company expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays, or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, if at all. In the event of a successful claim of product infringement against the Company and failure or inability of the Company to license the infringed or similar technology, the Company's business, operating results and financial condition would be materially and adversely affected.

Employees

     As of September 30, 1999, the Company and its subsidiary Avatar had a total of 19 employees, all of whom were based in the Bellevue, Washington area. The Company's future success depends, in part, upon the continued service of its key technical and senior management personnel and its continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for highly qualified personnel is intense and there can be no assurance that the Company will be able to retain its key managerial and technical employees or that it will be able to attract and retain additional highly qualified technical and managerial personnel in the future. None of the Company's employees are represented by a labor union. The Company has not experienced any work stoppages and considers its relations with its employees to be good. See "Risk
Factors."

Facilities

     In November 1999, the Company entered into a five-year lease in Bellevue, Washington for 7,468 square feet of office space. The Company believes that its existing facilities will be adequate for the foreseeable future and that sufficient additional space will be available as needed thereafter on commercially reasonable terms.

                                  MANAGEMENT

Directors, Executive Officers and Key Employees

     The following table sets forth the names and ages of the current directors, executive officers and key employees of the Company and the principal offices and positions with the Company held by each person. The Company's Board of Directors is divided into three classes, each with three year terms. The Board of Directors currently consists of two directors and there are currently three vacancies from the resignations of Ryan Smith and John Guarino in October 1998 and from the resignation of Thad E. Wardall in October 1999. The Company is searching for qualified candidates to fill the Board vacancies that currently exist; however, as of the date of this Prospectus, no persons have been identified. The term of office for the Class II director (Steven G. Wollach) expires at the Annual Meeting of Shareholders to be held in 2000; the terms of office for Class III directors (two current vacancies) expire at the Annual Meeting of Shareholders to be held in 2001; and the terms of office for Class I directors (Brent Nelson and one current vacancy) expire at the Annual Meeting of Shareholders to be held in 2000.

     The executive officers of the Company are appointed annually by the Board of Directors and serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships between any of the directors and executive officers. Pursuant to the terms of a consulting agreement between the Company and Northwest Capital Partners, L.L.C., Northwest Capital has the right to nominate one director for election to the Company's Board of Directors. Northwest Capital's nominee is Brent Nelson. See "Certain Transactions." Other than the foregoing right of Northwest Capital, there are no arrangements or understandings between any director or executive officer and any other person pursuant to which any person was selected as a director or executive officer.

           Name                 Age                 Position
           ----                 ---                 --------
  Steven G. Wollach...........   45   President, Chief Executive Officer
                                         and Director
  Steve Jackson...............   32   Executive Vice President
  Mark Phillips...............   25   Chief Technology Officer
  Robin L. Byrd...............   37   Corporate Secretary
  Brent Nelson................   37   Director
  Kayleen A. Arafiles.........   37   Vice President of Consulting Services
                                         and President, Avatar Interactive


     Brent Nelson, age 37, has served as a Director of the Company since September 16, 1997. Mr. Nelson presently serves as the managing partner of Northwest Capital Partners, L.L.C., a venture capital firm located in Bellevue, Washington. Mr. Nelson presently serves on the boards of directors of PalmWorks, Inc., a software company, Eclipse Entertainment Group, Inc., a film development, production and distribution company; CybeRecord, Inc., a software company; International Digital Technology, Inc., a software company; Multiple

Dwelling Television, Inc., a software company; Mobile PET Systems, Inc., a medical company; and Polar Cargo Systems, Inc., a trucking company.



     Steven G. Wollach, age 45, was appointed Chief Executive Officer on April 23, 1999. Mr. Wollach was previously appointed President of the Company on October 27, 1998 in connection with the Company's restructuring. He has served as a Director of the Company since September 16, 1997. Mr. Wollach has also served as Chief Financial Officer and Treasurer of the Company. From 1995 through 1997, Mr. Wollach served as an independent contractor for various venture capital firms. Prior to 1995, for several years Mr. Wollach worked in the accounting/audit/tax departments at Laventhol and Horwath and Seidman and Seidman, both Certified Public Accounting firms. Mr. Wollach holds a B.S. in Business, with a major in Accounting, from Wayne State University.

Executive Officers and Key Employees

     In addition to Mr. Wollach, the following are the executive officers and other key employees of the Company:

     Kayleen A. Arafiles, age 37, has been President of Avatar Interactive, Inc. since its formation and through its merger with the Company, when Avatar became the Company's wholly owned subsidiary. Ms. Arafiles was also appointed as Vice President of the Company's Consulting Division effective with the merger of the Company with Avatar in March 1999. Prior to forming Avatar, Ms. Arafiles worked for Microsoft as a Senior Web Development Engineer for the Microsoft Network. Ms. Arafiles has also served as a Director for the Small Business Administration and served six years in the United States Army.

     Robyn L. Byrd, age 37, was appointed as Corporate Secretary of the Company in December 1998. Ms. Byrd has served a variety of administrative positions with the Company since her date of employment in November 1997. Prior to the Company, Ms. Byrd has served as office manager for Millstone Coffee, Inc., a food and beverage company since 1996 and as a customer service manager with Fukuda Denshi America., a medical software company from 1992 to 1996. Ms. Byrd received her Bachelor of Arts from the University of Washington.

     Steve Jackson, age 32, has served as Executive Vice President since January 1999. Prior to that, he served as Chief Technology Officer of the Company from December 1997. From 1990 to 1996, Mr. Jackson served as Systems Engineer and Program Manager of Microsoft Corporation. During his time at Microsoft, Mr. Jackson managed several product development teams and was a lead member of the Company's Desktop Management Task Force and Licensing Services Application Programming Interface industry standards groups. From 1988 to 1990, Mr. Jackson served as Systems Engineer, Network Architect, and Software Design Engineer of
O/E Systems, Inc., a software company.   From 1987 to 1988, Mr. Jackson served
as Director of Training and Sales Representative of Entree Computer Systems, a software company.

     Mark Phillips, age 25, was appointed as Chief Technology Officer of the Company in January 1999. Mr. Phillips has been employed with the Company since January 1998, serving as a senior software engineer and developer. Prior to the Company, Mr. Phillips served as a senior software engineer and developer for Saltmine Creative, Inc., a software company, from July 1997 to January 1998, for Oo-moja Software, a software company, from December 1996 to July 1997, and for MetaBridge, Inc., a software company from June 1996 to July 1997. In addition, Mr. Phillips worked as a developer with the University of Washington Human Interface Technologies Lab from September 1996 to July 1998. Mr. Phillips earned his B.S. in Comparative History of Ideas, with a minor in Computer Science Engineering and Architecture Design from the University of Washington.

Information Regarding the Board of Directors and its Committees

     The Board of Directors held 11 meetings during 1998. No director attended less than 75% of the meetings of the Board and any committee of which the director was a member.

     The Board of Directors has designated two standing committees, the Audit Committee and the Compensation Committee. The Company does not have a nominating committee.

     The Audit Committee, consisting of Messrs. Nelson and Wollach, reviews the Company's internal controls and recommends to the Board of Directors the engagement of the Company's independent auditors, reviewing with such accountants a plan for and the results of their examination of the Company's financial statements and determining the independence of such accountants. The Audit Committee held two meetings during 1998.

     The Compensation Committee, consisting of Messrs. Nelson and Wollach, makes recommendations regarding the Company's 1998 Stock Option Plan and decisions concerning the salaries and incentive compensation for employees and consultants of the Company. The Compensation Committee held two meetings during 1998.

Compensation of Directors

     During 1998, Company directors were compensated for their service on the Company's Board of Directors and any committees on which they served. The Company's non-employee directors, Brent Nelson and Thad E. Wardall, each received a one-time grant of stock options to purchase 25,000 shares of Common Stock and were eligible to receive additional options to purchase 5,000 shares of Common Stock for each Board meeting attended, up to a total of 50,000 shares each. Steve Wollach received a one-time grant of stock options to purchase 50,000 shares of Common Stock and was eligible to receive additional options to purchase 10,000 shares of Common Stock for each Board meeting attended, up to a total of 100,000 shares. Each of the Company's directors received the maximum number of stock options that such director was eligible to receive. All of such options vest one year from the date of grant.

     In addition, during 1998, each member of the Compensation Committee received options to purchase up to 5,000 shares (for non-employee directors) and 1,000 shares (for employee directors) for each committee meeting attended. Each member of the Audit Committee received options to purchase up to 15,000 shares (for non-employee directors) and 5,000 shares (for employee directors) for each committee meeting attended.

     Effective on August 19, 1998, the Board of Directors adopted a new compensation policy for the directors. Under the new policy, each director of the Company in office on such date and immediately following each annual shareholders' meeting thereafter will receive an annual grant of stock options to purchase 25,000 shares of Common Stock, at an exercise price equal to the closing trade price on the date of grant. The stock options will vest 100% on the one-year anniversary of the date of grant, provided that such director has attended at least 75% of all meetings of the Board of Directors during such period. In addition, each director who is a member of the Audit Committee and the Compensation Committee will receive an annual grant of stock options to purchase 5,000 shares of Common Stock for his participation on each committee, at an exercise price equal to the closing trade price on the date of grant, which options will vest 100% on the one-year anniversary of the date of grant.

Executive Compensation and Other Information

Summary Compensation Table

  The following table sets forth all cash compensation paid or to be paid by the Company, as well as certain other compensation paid or accrued, during each of the Company's last three fiscal years to each person who served as Chief Executive Officer during 1998. No other executive officers earned more than $100,000 in salary and bonuses in 1998.

                                                              Annual         Compensation
       Name and Principal Position             Year           Salary            Bonus
-----------------------------------------------------------------------------------------
Steven G. Wollach (1)                          1998          $117,500        $     17,500
  President and Chief Executive Officer        1997            15,385                 ---
Ryan Smith (2)                                 1998           121,517                 ---
  Former Chief Executive Officer               1997            25,961                 ---

(1) Mr. Wollach was appointed by the Board of Directors on October 27, 1998 to serve as the Company's President to replace Ryan Smith who resigned from his positions as Chief Executive Officer and Director in October 1998. Mr. Wollach was appointed Chief Executive Officer on April 23, 1999.
(2) Mr. Smith resigned from his positions as Chief Executive Officer and Director in October 1998.

Employment Contracts

     Effective November 1, 1998, the Company entered into a new employment agreement with Mr. Wollach to serve as President and Chief Executive Officer of the Company. The employment agreement runs through December 31, 1999 and provides for an annual base salary to Mr. Wollach of $135,000, subject to annual adjustment by the Board of Directors, together with an annual discretionary bonus as determined by the Board. The agreement also provides for performance-based bonus compensation for Mr. Wollach of up to a total of $135,000 during calendar year 1999, based on the following performance criteria: listing of the Common Stock on The Nasdaq SmallCap Market ($25,000 bonus); effectiveness of the registration statement on Form SB-2 ($15,000); satisfaction of Company quarterly financial goals as set in advance by the Board of Directors ($5,000 bonus per quarter, up to aggregate of $20,000); satisfaction of Company yearly financial goals as set in advance by the Board of Directors ($5,000 bonus); closing of any acquisition by the Company, by purchase, merger or otherwise, of on-going businesses, intellectual property, software or other assets, which acquisition is accounted for using the purchase or pooling method of accounting ($40,000 bonus per acquisition); and closing trade price of the Common Stock as reported on the OTC Bulletin Board greater than or equal to $4.00 (one-time $25,000 bonus). Upon termination of the employment agreement by the Company without cause (as defined in the agreement), Mr. Wollach shall be entitled to severance payments equal to the product of his then-current base salary multiplied by a fraction, the numerator of which is the number of partial and complete calendar quarters between his original date of hire (September 1997) and the date of termination (up to a maximum of 12), and the denominator of which shall be 12. However, in the event of a change of control, Mr. Wollach's amount of severance will be as determined by the Board, and at least equal to his total salary and bonuses during the prior 12 months.

  Mr. Wollach's employment agreement also provides for a grant of additional stock options to purchase up to 400,000 shares of Common Stock, of which options for 200,000 shares are immediately vested and options for

200,000 shares vest monthly over a period of two years from the date of the employment agreement. The employment agreement also amended Mr. Wollach's prior stock option grant of 200,000 shares to provide that options for 60,000 shares would be immediately vested and options for 140,000 shares vest monthly over a period of two years from the date of the employment agreement. All of Mr. Wollach's options accelerate and become fully vested in the event of a merger, sale of substantially all of the Company's assets, reorganization, liquidation or change of control of the Company. All such stock options are exercisable at an exercise price of $1.406, the price at which outstanding Company options were repriced as of November 4, 1998.

     On April 23, 1999, Mr. Wollach was appointed Chief Executive Officer of the Company at an annual salary of $175,000. Mr. Wollach was also granted additional options for 200,000 shares, to vest monthly over a period of nineteen months from April 23, 1999 through November 1, 2000.

     In addition, Mr. Wollach serves as the Chief Executive Officer and as a Director of Avatar.




     On March 31, 1999, Kayleen Arafiles, the former principal and shareholder of Avatar, entered into a one-year employment agreement with Avatar. Ms. Arafiles serves as the President of Avatar and Vice President of the Company's Consulting Division. The agreement is automatically renewed for successive one-year terms unless either party gives written notice of nonrenewal at least thirty days before expiration of the term. The agreement provides for a salary of $100,000 per year plus annual bonuses, profit sharing and/or incentive compensation based on our profitability as determined by our Board of Directors in their sole discretion. As part of the employment agreement, Ms. Arafiles signed a confidentiality and noncompetition agreement.

     In addition, in October 1997 the Company's Board of Directors adopted an executive compensation policy for certain of its executive officers. This policy provides for incentive-based equity compensation to the Company's executive officers based on the Company's performance and its achieving certain financial targets established by the Board of Directors for each fiscal year. Under the policy, if the Company meets between 50 and 100 percent of its financial targets for the fiscal year, the executive officers entitled to participate in the policy, as determined by the Board of Directors, will receive stock options under the Company's 1998 Stock Option Plan to purchase such number of shares of Common Stock as determined by the Board of Directors. If the Company fails to meet at least 50 percent of its financial targets, no additional equity compensation will be paid. Eligible executive officers who serve less than the full year may be entitled to receive their pro rata portion of any equity compensation payable under the policy. For fiscal year 1998, the Company did not pay any equity compensation to its officers under its executive compensation policy.

     In January 1999, the Board of Directors adopted a new executive bonus plan for fiscal year 1999. The purpose of the plan is to provide incentive equity compensation to the Company's executive management team and other employees based on the Company meeting certain financial performance goals as set by the Board. Satisfaction of the financial performance goals will be determined upon review of the Company's audited financial statements for 1999. The plan provides for the grant of stock options to purchase up to 1,500,000 shares of Common Stock, of which options for up to 750,000 shares will be available to the management team and options for up to 750,000 shares will be available for other Company employees. Additionally, on April 23, 1999, the Board approved the reservation of 562,500 shares to be made available to employees of Avatar at December 31, 1999 based on the performance of the combined operations of the Company and Avatar. Options under the plan may be granted upon satisfaction of the financial goals and at the then fair market value of the Common Stock and at such vesting schedules as set by the Board.

1998 Stock Option Plan

     A general description of some of the basic features of the Option Plan is presented below, but such description is qualified in its entirety by reference to the full text of the Option Plan, a copy of which may be obtained without charge upon written request to the Company's Investor Relations Department at the address listed on the last page of this Proxy Statement.

     Term. The term of each option granted under the Option Plan may be no more than ten years from the date of the grant. Options granted to employees expire 90 days following termination of employment (but in no event later than the date of expiration of the option), except in the case of permanent disability or death. In the case of termination of employment due to permanent disability or death, the option terminates one year from the date that the employee ceases to work as a result of disability or death (but in no event later than the date of expiration of such option). The Board of Directors has the authority to extend the expiration dates of any outstanding option in circumstances it deems appropriate, provided that it may not extend an option beyond the original term of such option.

     Options. When an option is granted under the Option Plan, the Board of Directors acting as the Administrator of the Option Plan, at its discretion, specifies the option price and the number of shares of Common Stock which may be purchased upon exercise of the option. The exercise price of an incentive stock option set by the Administrator may not be less than 100% of the fair market value of the Company's Common Stock. Unless otherwise determined by the Administrator, the exercise price of a nonqualified stock option will be 100% of the fair market value on the date of the grant. In no case, however, may options (whether incentive stock options or nonqualified stock options) be granted under the Option Plan at an exercise price which is less than the initial public offering price of the shares of Common Stock offered thereby. In the event of stock dividends, stock splits and similar capital changes, the Option Plan provides for appropriate adjustments in the number of shares available for options and the number of shares subject to and exercise prices of outstanding options.

     The closing bid and asked prices of the Company's Common Stock as reported on the OTC Bulletin Board on November 12, 1999 was $1.625 and $1.71875, respectively. On November 4, 1998, the Company repriced all outstanding stock options held by current employees and directors to a price of $1.406, representing the last trade price of the Common Stock on the OTC Bulletin Board on such date. In addition, as a result of the restructuring in November 1998 in which the Company reduced its employee base from 23 to 13 employees and the resignations of Messrs. Smith and Guarino as officers of the Company, options for

50,375 Common Shares terminated because they were not exercised within 90 days after the date of the restructuring.

     The exercise price of options is generally payable in cash. For nonqualified options, the option holder must also pay to the Company, at the time of purchase, the amount of federal, state and local withholding taxes required to be withheld by the Company. Under certain limited circumstances, shares of Common Stock may be used for payment of the exercise price or satisfaction of withholding obligations.

     Notwithstanding any vesting requirements of an option, in the event of a merger, reorganization, sale of substantially all of the assets of the Company, change of control of the Company, liquidation, dissolution or other corporate transaction wherein the Company is not the surviving corporation, an option holder typically has the right to immediately exercise all of his or her options, whether vested or unvested.

     The options are assignable only (i) by will or by the laws of descent and distribution or (ii) in the case of a nonqualified stock option, by gift to immediate family members of the optionee, to partnerships of which the only partners are members of the optionee's immediate family and trusts established solely for the benefit of such immediate family members.

     Federal Income Tax Consequences of the Option Plan. Under present law, an optionee will not realize any taxable income on the date a nonqualified stock option is granted to the optionee pursuant to the Option Plan. Upon exercise of the nonqualified stock option, however, the optionee will realize, in the year of exercise, ordinary income to the extent of the difference between the option price and the fair market value of the Company's Common Stock on the date of exercise. Upon the sale of the shares, any resulting gain or loss will be treated as capital gain or loss. The Company will be entitled to a tax deduction in its fiscal year in which nonqualified stock options are exercised, equal to the amount of compensation required to be included as ordinary income by those optionees exercising such options.

     Incentive stock options granted pursuant to the Option Plan are intended to qualify for favorable tax treatment to the optionee under Code Section 422. Under Code Section 422, an employee realizes no taxable income when the incentive stock option is granted. If the employee has been an employee of the Company or any subsidiary at all times from the date of grant until three months before the date of exercise, the employee will realize no taxable income when the option is exercised. If the employee does not dispose of shares acquired upon exercise for a period of two years from the granting of the incentive stock option and one year after receipt of the shares, whichever is later, the employee may sell the shares and report any gain as capital gain. The Company will not be entitled to a tax deduction in connection with either the grant or exercise of an incentive stock option. If the employee should dispose of the shares prior to the expiration of the two-year or one-year periods described above, the employee will be deemed to have received compensation taxable as ordinary income in the year of the early sale in an amount equal to the lesser of (i) the difference between the fair market value of the Company's Common Stock on the date of exercise and the option price of the shares, or (ii) the difference between the sale price of the shares and the option price of shares. In the event of such an early sale, the Company will be entitled to a tax deduction equal to the amount recognized by the employee as ordinary income.
The foregoing discussion ignores the impact of the alternative minimum tax, which may particularly be applicable to the year in which an incentive stock option is exercised.

     Plan Benefits. Future grants of stock options are subject to the discretion of the Administrator. Therefore, the future benefits under the Option Plan cannot be determined at this time.

                             CERTAIN TRANSACTIONS

     On July 11, 1997, the Company entered into a three-year consulting agreement with Northwest Capital Partners, L.L.C. to serve as the Company's financial advisor. Brent Nelson, a director and shareholder of the

Company, also serves as president and managing partner of Northwest Capital. Pursuant to the terms of the consulting agreement, the Company is obligated to pay Northwest Capital a fee of $5,000 per month for 36 months from December 31, 1997, in consideration for Northwest Capital's efforts and assistance in raising capital for the Company. This monthly fee was decreased by mutual agreement of the parties to $3,000 beginning November 1, 1998. Under the agreement, the Company issued 1,200,000 shares of Common Stock to Northwest Capital in consideration for its assistance with the Neoteric Acquisition and other financings for the Company. In addition, for the three-year period from September 10, 1997, the Company granted to Northwest Capital certain rights of first refusal on any offering of Company securities by the Company involving more than 1,000 shares of stock. Under the terms of the consulting agreement, Northwest Capital also has the right for a period of five years to nominate one director for election to the Company's Board of Directors, and its director nominee is Brent Nelson. In addition, for a three-year period following the term of the consulting agreement, the Company has granted to Northwest Capital a right of first refusal to act as financial advisor to the Company.



     In October 1998, Ryan Smith, the Company's former Chief Executive Officer and Chairman of the Board, and John Guarino, the Company's former Senior Vice President and a Director, resigned from their respective positions as officers and directors of the Company. Effective March 1999, the Company entered into settlement agreements with each of Messrs. Smith and Guarino releasing the Company from all matters arising out of their prior employment with the Company. Pursuant to the terms of the settlement agreements, each of Messrs. Smith and Guarino has granted to the Company transferable rights to purchase up to 1,680,800 shares and 900,000 shares, respectively, currently held by such shareholders at a purchase price of $.50 per share. As part of the settlement, in April 1999, the Company repurchased, of such total shares, 550,000 shares held by Mr. Smith and 400,000 shares held by Mr. Guarino, for cash payments by the Company to Messrs. Smith and Guarino of $275,000 and $200,000, respectively. The remaining shares subject to the Company's option rights have been placed in an escrow, and may be released upon exercise of the options or upon expiration of the option periods with respect thereto. Commencing on October 15, 1999, and for every three months thereafter, up to 20% of the remaining shares will be released from the escrow. Pursuant to the terms of the settlement agreements, each of Messrs. Smith and Guarino have granted an irrevocable proxy to each of the Company's two directors, Messrs. Wollach and Nelson, to vote the shares while held in the escrow. In addition, each of Messrs. Smith and Guarino have also agreed to certain contractual restrictions on their ability to sell shares of Company stock while the escrow is in effect.



     Except as described above, within the last two years there have not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer or holder of more than 5% of the Common Stock of the Company had or will have a direct or indirect material interest.

                            PRINCIPAL SHAREHOLDERS

     The following table sets forth the number of shares of the Company's Common Stock beneficially owned by (i) each director and nominee for election to the Board of Directors of the Company; (ii) each of the named executive officers in the Summary Compensation Table; (iii) all directors and executive officers as a group; and (iv) to the best of the Company's knowledge, all beneficial owners of more than 5% of the outstanding shares of the Company's Common Stock as of November 12, 1999. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment power with respect to the shares indicated. The Company has been provided such information by its directors, nominees for directors, and executive officers.

                                                        Common Shares
Name (and Address of 5%                                  Beneficially                    Percent of
Holder) or Identity of Group                               Owned(1)                       Class(2)
-------------------------------------                   -------------                    ----------
Ryan Smith (3)                                                835,220                           5.7%
  1020 West Lake Sammamish Parkway NE
  Bellevue, WA  98008

Thad E. Wardell                                             1,125,000                           7.7%
  5025 California Ave SW #204
  Seattle, WA 98136

Brent Nelson (5)                                            2,664,640                          18.2%

Steven G. Wollach (6)                                       2,832,395                          19.4

Kayleen A. Arafiles                                           858,025                           5.9%
All Directors and Executive                                                                    33.6
 Officers as a Group (5 persons) (7)                        4,905,313

(1) Under the rules of the Securities and Exchange Commission, shares not actually outstanding are nevertheless deemed to be beneficially owned by a person if such person has the right to acquire the shares within 60 days. Pursuant to such SEC rules, shares deemed beneficially owned by virtue of a person's right to acquire them are also treated as outstanding when calculating the percent of class owned by such person and when determining the percentage owned by a group.

(2) Based on 14,616,952 shares of Common Stock issued and outstanding as of November 12, 1999.

(3) All of Mr. Smith's shares are subject to the terms of that certain settlement agreement between Mr. Smith and the Company dated March 4, 1999.

(4) Includes 500,000 shares held by Mr. Guarino that are subject to the terms of that certain settlement agreement between Mr. Guarino and the Company dated March 4, 1999.

(5) Includes stock options to purchase 85,000 shares of common stock, which stock options are exercisable.

(6) Includes an aggregate of 2,060,640 shares for which Mr. Nelson has the right to vote, pursuant to the terms of the Company's settlement agreements with each of Messrs. Smith and Guarino. Mr. Nelson disclaims beneficial ownership of these shares. Also includes stock options to purchase 100,000 shares of common stock, which stock options are exercisable within 60 days of the date hereof and 600,000 shares of Common Stock held of record by Northwest Capital Partners, L.L.C., for which Mr. Nelson serves as president and managing partner; Mr. Nelson disclaims beneficiary ownership over all of such except to the extent of his pecuniary interest therein.

(7) Includes an aggregate of 2,060,640shares for which Mr. Wollach has the right to vote, pursuant to the terms of the Company's settlement agreements with each of Messrs. Smith and Guarino. Mr. Wollach disclaims beneficial ownership of these shares. Also includes stock options to purchase 767,755 shares of common stock, which stock options are exercisable within 60 days of the date hereof.

(8) Consists of Messrs. Wollach, Nelson, Phillips and Jackson and Ms. Arafiles. Includes an aggregate of 2,060,640 shares for which each of Messrs. Nelson and Wollach has the right to vote, pursuant to the terms of the Company's settlement agreement with each of Messrs. Smith and Guarino; over all of which shares Messrs. Nelson and Wollach disclaim beneficial ownership.
     Also includes stock options to purchase 955,255 shares of common stock held by the executive officers and directors as a group, which stock options are exercisable within 60 days of the date hereof.

                           DESCRIPTION OF SECURITIES

     The following summary description of the Company's capital stock and of certain provisions of the Company's Articles of Incorporation (the "Articles") and Bylaws is not intended to be complete and is subject to and qualified in this entirety by reference to, the Articles and the Bylaws, copies of each of which are filed as exhibits to the Registration Statement on Form SB-2, of which this Prospectus forms a part.

General

     The Company's authorized capital stock consists of 50,000,000 shares of Common Stock having a par value of $.01 and 10,000,000 shares of preferred stock having a par value of $.01. As of November 12, 1999, there were issued and outstanding 14,616,952 shares of Common Stock held by approximately 242 holders of record (excluding shares issuable upon exercise of any outstanding stock options or the Warrants) and no shares of preferred stock issued and outstanding.

Common Stock

     Holders of outstanding shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. There are no cumulative voting rights. Holders of a majority of the outstanding shares of Common Stock constitute a quorum at any meeting of shareholders and the vote by the holders of a two-thirds of the outstanding shares of Common Stocks required to effect certain fundamental corporate changes, including any liquidation, merger or sale of substantially all of the Company's assets.

     Holders of outstanding shares of Common Stock are entitled to receive dividends, if, as, and when declared by the Board of Directors out of funds legally available therefore, subject to dividend rights of holders of preferred stock, if any. Upon liquidation of the Company, holders of outstanding shares of Common Stock are entitled to share ratably in all assets of the Company remaining after payment of liabilities. Holders of outstanding shares of Common Stock have no preemptive rights or other rights to subscribe for unissued or treasury shares or securities convertible into or exercisable or exchangeable for shares of Common Stock. The outstanding shares of Common Stock are fully paid and nonassessable.

Preferred Stock

     Pursuant to the Articles, the Company is authorized to issue shares of preferred stock, which may be issued from time to time in one or more series upon authorization by the Company's Board of Directors. The Board of Directors, without further approval of the Company's shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of the preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, among other things, could adversely affect the voting power of the holders of Common Stock and, under certain circumstances, may make it more difficult for a third party to gain control of the Company, discourage bids for the Company Common Stock at a premium to the prevailing market price or otherwise adversely affect the market price of the Common Stock. The Company has no present plans to issue any shares of preferred stock.

Common Stock Purchase Warrants

     From April 1998 through May 1998, the Company issued stock purchase warrants to purchase up to an aggregate of 853,401 shares of Common Stock at an exercise price of $4.00 per share, as follows: the Berliner Warrants to purchase up to 200,000 shares were granted on April 9, 1998; the Brokers' Warrants to purchase up to 153,401 shares were granted on May 22, 1998; and the National Day Warrants to purchase up to 500,000 shares were granted on May 22, 1998. The National Day Warrant was subsequently repriced by the Company in January 1999 to an exercise price of $1.406 per share, in consideration for the consultant's on-going services to the Company. The terms of these Warrants expire two years from their respective dates of issuance. These Warrants are non-transferable and are subject to appropriate adjustment upon any stock dividend, stock split, subdivision, consolidation or reclassification of the Common Stock. In addition, the Company has granted to the holders of the Berliner Warrants, Brokers' Warrants and National Day Warrants certain registration rights on the shares underlying the Warrants, which shares are included in the Registration Statement on Form SB-2. As of the date of this Prospectus, none of the Berliner Warrants, Brokers' Warrants or National Day Warrants has been exercised. See "Selling Shareholders."

     In July 1998, the Company issued an additional series of warrants to purchase up to 200,000 shares of Common Stock. The GlobeMedia Warrants entitle the holder to purchase shares of Common Stock at any time prior to July 15, 2000 at the following schedule: warrants to purchase 25,000 shares have an exercise price of $5.00 per share and expired without being exercised on October 15, 1998; warrants to purchase 50,000 shares have an exercise price of $5.50 per share and expired without being exercised on January 15, 1999; warrants to purchase 25,000 shares have an exercise price of $6.00 per share and expire on July 15, 1999; warrants to purchase 50,000 shares have an exercise price of $6.50 per share and expire on January 15, 2000; and warrants to purchase 50,000 shares have an exercise price of $7.00 per share and expire on July 15, 2000. The exercise prices are subject to appropriate adjustment upon any stock dividend, stock split, subdivision, consolidation or reclassification of the Common Stock. The holder of the GlobeMedia Warrants has certain registration rights on the shares underlying the Warrants, which shares are included in the Registration Statement on Form SB-2. As of the date of this Prospectus, none of the GlobeMedia Warrants has been exercised.See "Selling Shareholders."

Anti-Takeover Legislation

     The Company is subject to the Washington Business Corporation Act ("RCW 23B"), which contains provisions that have the effect of discouraging non-negotiated takeover attempts. RCW 23B.19, as recently amended, generally prohibits any "significant business transaction" within five years of the date a person acquires 10% or more of the outstanding voting shares of a public corporation, unless the transaction first receives the approval of a majority of the disinterested directors prior to the time the 10% threshold is crossed.

     RCW 23B.19, as recently amended, also imposes a fair price restriction on public corporations. The statute provides, subject to certain exceptions, that specified change-of-control transactions between a corporation and an interested shareholder (defined as a person or affiliated group beneficially owning 20% or more of a corporation's outstanding voting stock) will be prohibited unless a majority of disinterested directors determine the price offered by the interested shareholder to be fair or unless two-thirds of the shareholders of each voting group entitled to vote separately on the transaction (not including the interested shareholder) approve.

Director and Officer Liability and Indemnification

     The Company's Articles provide that the liability of the Company's directors is limited and that the Company will indemnify its directors and officers to the fullest extent permitted by law. Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to those provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

  The transfer agent and registrar for the Common Stock is American Registrar and Transfer Co., whose address is 10 Exchange Place, Suite 705, P.O. Box 1798, Salt Lake City, Utah 84110.

           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Common Stock is traded on the OTC Bulletin Board under the symbol "OBJX". On November 12, 1999, the closing bid and asked prices of the Common Stock as reported on the OTC Bulletin Board were $1.625 and $1.71875, respectively, and the Common Stock was held of record by approximately 242 persons on such date (excluding holders of shares issuable upon exercise of outstanding stock options and Warrants). The Common Stock first began trading on the OTC Bulletin Board under the "OBJX" trading symbol on September 25, 1997. The table below sets forth, for the calendar quarters indicated since the date that the Common Stock began trading, the high and low bid prices for the Common Stock as reported by the OTC Bulletin Board. These prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                                            High      Low
                                                           -------  -------
    1997
        First Quarter                                            -        -
        Second Quarter                                           -        -
        Third Quarter (beginning September 25, 1997)       $  2.50  $  1.88
        Fourth Quarter                                        2.66     1.88

    1998
        First Quarter                                         4.50     1.88
        Second Quarter                                        9.94     3.84

        Third Quarter                                         4.72     1.41
        Fourth Quarter                                        1.94     0.91
    1999
        First Quarter                                        1.875    .0937
        Second Quarter                                       3.562    1.468
        Third Quarter                                        2.718     1.25
        Fourth Quarter (through November 12, 1999)           1.750   .96875

                        SHARES ELIGIBLE FOR FUTURE SALE

     The Company's Common Stock is currently traded on the OTC Bulletin Board and there is a limited public market for the Common Stock. Sales of substantial amounts of the Common Stock in the public market, or the perception that such sales may occur, could adversely affect market price of the Common Stock from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities in the future.

     As of the date of this Prospectus, there are 14,616,952 shares of Common Stock issued and outstanding (exclusive of shares reserved for issuance upon exercise of outstanding stock options and the Warrants). Assuming exercise in full of the Warrants to purchase up to 978,401 shares of Common Stock (which shares are included in the Registration Statement on Form SB-2), there will be 15,687,328 shares of Common Stock issued and outstanding, consisting of 2,925,018 shares offered hereby, 7,596,784 restricted shares of Common Stock, and 5,165,526 shares of Common Stock that are currently freely tradable without restriction. In addition, the Company has reserved up to 2,000,000 shares of Common Stock for issuance upon exercise of options which may be granted under the 1998 Stock Option Plan, as of June 4, 1999 there were outstanding options to purchase 1,648,750 shares of Common Stock. The shares issuable upon exercise of any of such stock options will be restricted until the Company files a registration statement on Form S-8, or any successor form, with the Commission or until sold in accordance with Rule 144.

     The 2,925,018 shares of Common Stock being offered hereby will be freely tradable without restriction or further registration under the Securities Act by persons other than affiliates of the Company. The 7,596,784 restricted shares will become freely tradable if subsequently registered under the Securities Act or to the extent permitted by Rule 144 or some other exemption from registration under the Securities Act. Other than the Shares being registered hereunder, the Company has not granted any registration rights with regard to any additional shares of Common Stock.

     In general, under Rule 144 as currently in effect, if one year has elapsed since the date of acquisition of restricted shares from the Company or an affiliate of the Company, the holder will be entitled to sell in the public market, during any three month period, a certain amount of shares of Common Stock. The maximum number of shares of Common Stock that may be sold during such period will be the greater of 1% of the total number of the then outstanding shares of Common Stock or the average weekly trading volume of shares of Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information about the Company. If the holder of the shares has held the Common Stock for at least two years, the shareholder, other than an affiliate of the Company, will be entitled to sell the restricted shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale requirements, public information requirements or notice requirements.

     Of the restricted shares, 5,984 shares of Common Stock are currently eligible for resale under Rule 144 under the Securities Act without regard to volume limitations. Approximately 6,960,800 restricted shares are eligible for sale pursuant to Rule 144 (subject to volume limitations) having been held for at least one year, of which 6,760,800 shares are held by affiliates of the Company. The remaining 630,000 restricted shares will become eligible for sale under Rule 144 (subject to volume limitations) upon the expiration of one-year holding periods beginning in May and June 1999.

                             PLAN OF DISTRIBUTION

     The Selling Shareholders may from time to time sell all or a portion of the Shares in the over the counter market, on any other national securities exchange on which the Common Stock is listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The Shares will not be sold in an underwritten public offering. The Shares may be sold directly or through brokers or dealers. The methods by which the Shares may be sold include: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately negotiated transactions. In effecting sales, brokers and dealers engaged by Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from Selling Shareholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such Selling Shareholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares commissions as described above.

     In connection with the distribution of the Shares, the Selling Shareholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders may also sell the Shares short and redeliver the Shares to close out the short positions. The Selling Shareholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the Shares. The Selling Shareholders may also loan or pledge the Shares to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares. In addition to the foregoing, the Selling Shareholders may enter into, from time to time, other types of hedging transactions.

     The Selling Shareholders and any broker-dealers participating in the distributions of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any profit on the sale of Shares by the Selling Shareholders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Shares may also be sold pursuant to Rule 144 under the Securities Act beginning one year after the Shares were issued.

     The Company has filed the Registration Statement, of which this Prospectus forms a part, with respect to the sale of the Shares. The Company has agreed to use its best efforts to keep the Registration Statement current and effective for a period commencing on the initial effective date of the Registration Statement and terminating

24 months after the Registration Statement is filed with the Commission on February 10, 2000. There can be no assurance that the Selling Shareholders will sell any or all of the Shares offered hereunder.

     Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the shares of Common Stock of the Company offered by this Prospectus may not simultaneously engage market making activities with respect to the Common Stock of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which may limit the timing of purchases and sales of Common Stock by the Selling Shareholders.

     The Company will pay all of the expenses incident to the offering and sale of the Shares, other than commissions, discounts and fees of underwriters, dealers or agents.

                                 LEGAL MATTERS

     The validity of the issuance of the Shares of Common Stock offered hereby has been passed upon for the Company by Cairncross & Hempelmann, P.S., Seattle, Washington.

                                    EXPERTS

    The financial statements and notes thereto at December 31, 1998, and for each of the two years in the period ended December 31, 1998 and December 31, 1997 appearing in this Prospectus and the Registration Statement have been audited by Peterson Sullivan P.L.L.C., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             FINANCIAL STATEMENTS

                           INTERACTIVE OBJECTS, INC.

                         INDEX TO FINANCIAL STATEMENTS

Unaudited Financial Statements.....................................................................................   F-2

Consolidated Balance Sheets as of September 30, 1999 and December 31,1998 .........................................   F-2

Consolidated Statements of Operations for the Three Months and Nine Months ended September 30, 1999 and 1998.......   F-3

Consolidated Statements of Cash Flows for the Nine Months ended September 30, 1999 and 1998........................   F-4

Notes to Unaudited Consolidated Financial Statements...............................................................   F-5

Audited Financial Statements.......................................................................................   F-6

Independent Auditors' Report.......................................................................................   F-6

Balance Sheet as of December 31, 1998..............................................................................   F-7

Statements of Operations for the Years ended December 31, 1998 and 1997............................................   F-8

Statements of Stockholders' Equity for the Years ended December 31, 1998 and 1997..................................   F-9

Statements of Cash Flows for the Years ended December 31, 1998 and 1997............................................  F-10

Notes to Audited Financial Statements..............................................................................  F-11

                           INTERACTIVE OBJECTS, INC.
                          CONSOLIDATED BALANCE SHEETS

                   September 30, 1999 and December 31, 1998


                                                                  September 30, 1999 (1)   December 31, 1998 (2)
           ASSETS
Current Assets
    Cash                                                           $      1,977,434          $    3,346,535
    Certificate of deposit                                                  109,543                 106,145
    Accounts receivable                                                     232,698                  14,000
    Prepaid expenses                                                        109,862                 154,308
                                                                   ----------------         ---------------

           Total current assets                                           2,429,537               3,620,988

Furniture and Equipment, at cost,
    less accumulated depreciation of $172,136 and $56,495                   393,016                 340,334

Other Assets
    Deposits                                                                  6,935                   6,934
                                                                   ----------------         ---------------

                                                                   $      2,829,488         $     3,968,256
                                                                   ================         ===============

                                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
    Accounts payable                                               $        213,803         $       104,834
    Accrued expenses                                                        145,360                 374,610
    Unearned revenue                                                          5,184
    Current portion long-term debt                                           20,500                  97,017
                                                                   ----------------         ---------------

           Total current liabilities                                        384,847                 576,461

Long-term debt, less current portion                                         61,608                  17,757

Stockholders' Equity
    Common stock                                                            146,169                 155,669
    Additional paid-in capital                                            8,537,409               9,002,909
    Retained deficit                                                     (6,300,545)             (5,784,540)
                                                                   ----------------         ---------------

                                                                          2,383,033               3,374,038
                                                                   ----------------         ---------------

                                                                   $      2,829,488         $     3,968,256
                                                                   ================         ===============

(1) Unaudited
(2) Audited


                See Notes to Consolidated Financial Statements.

                           INTERACTIVE OBJECTS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

    For the Three Months and Nine Months Ended September 30, 1999 and 1998


                                                     Three Months Ended                   Nine Months Ended

                                               September 30,     September 30,     September 30,     September 30,
                                                 1999 (1)          1998 (1)          1999 (1)           1998 (1)
Revenues
   Service revenue                             $    883,175      $    899,860      $   2,669,101     $   2,716,453


Expenses
   Labor and benefits                               583,789         1,198,679          2,268,530         3,145,567
   Selling, general and administrative              246,218         1,465,641            983,944         2,695,377
                                               ------------      ------------      -------------     -------------

                                                    830,007         2,664,320          3,252,474         5,840,944
                                               ------------      ------------      -------------     -------------

          Income (loss) from operations              53,168        (1,764,460)          (583,373)       (3,124,491)

   Interest income                                   21,463            61,446             67,368            83,513
                                               ------------      ------------      -------------     -------------

          Net income (loss)                    $     74,631      $ (1,703,014)     $    (516,005)    $  (3,040,978)
                                               ============      ============      =============     =============

Basic earnings (loss) per share of common
   stock                                       $       0.01      $      (0.12)     $       (0.03)    $       (0.22)
                                               ============      ============      =============     =============

Diluted earnings (loss) per share of common
   stock                                       $       0.01      $      (0.12)     $       (0.03)    $       (0.22)
                                               ============      ============      =============     =============

Weighted average number of common
   shares outstanding - basic                  $ 14,616,952      $ 14,611,101      $  14,881,421     $  13,741,266
                                               ============      ============      =============     =============

Weighted average number of common
   shares outstanding - diluted                $ 15,210,102      $ 14,611,101      $  14,881,421     $  13,741,266
                                               ============      ============      =============     =============

(1) Unaudited

                See Notes to Consolidated Financial Statements.

                           INTERACTIVE OBJECTS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 Nine Months Ended September 30, 1999 and 1998

                                                             Sept. 30, 1999 (1)      Sept. 30, 1998 (1)
Cash Flows From Operating Activities
        Net (loss)                                            $   (516,005)          $  (3,040,978)
        Adjustment to reconcile net (loss) to net cash
           flows from operating activities
        Depreciation                                                74,683                  39,762
        Issuance of stock and stock purchase warrants
           In exchange for services                                                      1,084,840
        Changes in Operating Assets and Liabilities
           Accounts receivable                                    (218,698)               (166,853)
           Prepaid expenses and other                               41,047                (148,483)
           Accounts payable                                        108,969                 205,419
           Accrued expenses                                       (229,250)                 75,042
           Unearned revenue                                          5,184
                                                             -------------            ------------

           Cash Flows from Operating Activities                   (734,070)             (1,951,251)

Cash Flows From Investing Activities
        Purchase of equipment                                     (127,365)               (196,272)
        Capitalized software costs                                                         (35,000)
                                                             -------------            ------------

           Cash Flow from Investing Activities                    (127,365)               (231,272)

Cash Flows From Financing Activities
        Issuance of stock                                                                6,136,040
        Redemption of stock                                       (475,000)
        Distributions                                                                      (46,028)
        Payments on notes payable                                  (32,666)                (40,649)
                                                             -------------            ------------

           Cash Flows from Financing Activities                   (507,666)              6,049,363
                                                             -------------            ------------

           Net increase (decrease) in cash                      (1,369,101)              3,866,840

Cash, beginning of period                                        3,346,535                 214,967
                                                             -------------            ------------

Cash, end of period                                          $   1,977,434            $  4,081,807
                                                             =============            ============

(1) Unaudited



                See Notes to Consolidated Financial Statements.

                           INTERACTIVE OBJECTS, INC.
              Notes to Unaudited Consolidated Financial Statements

Note 1. Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB and therefore do not include all disclosures necessary for a fair presentation of financial position, results of operations, and cash flows in conformity with generally accepted accounting principles. The unaudited consolidated financial statements include the accounts of Interactive Objects, Inc. ("Interactive Objects") and its wholly-owned subsidiary Avatar Interactive, Inc. ("Avatar"). Effective March 31, 1999, Interactive Objects acquired all of the equity interests of Avatar in exchange for 858,025 shares of Interactive Objects common stock. These consolidated financial statements have been prepared under the pooling of interests method of accounting and reflect the combined financial position and operating results of Interactive Objects and Avatar as of and for the three month and nine month periods ended September 30, 1999 and 1998. The operating results for interim periods are unaudited and are not necessarily an indication of the results to be expected for the full fiscal year. In the opinion of management, the results of operations as reported for the interim period reflect all adjustments which are necessary for a fair presentation of operating results.

Note 2. Per Share Information

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS 128") which is effective for interim and annual financial statements for periods ending after December 15, 1997. Under FAS 128, basic and diluted earnings per share are to be presented. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in the period. Diluted earnings per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive common shares. Employee stock options outstanding have been reflected as exercised for the purposes of computing diluted earnings per share at September 30, 1999, and this computation resulted in 593,150 additional shares of common stock outstanding. Employee stock options outstanding at September 30, 1998, have not been reflected as exercised since the exercise of such options would be antidilutive. Also, stock purchase warrants outstanding (at September 30, 1999 or 1998) have not been reflected as exercised for the purposes of computing diluted earnings or loss per share since the exercise of such warrants would be antidilutive.

                         INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Interactive Objects, Inc.
Seattle, Washington



We have audited the accompanying balance sheet of Interactive Objects, Inc. as of December 31, 1998, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Interactive Objects, Inc. as of December 31, 1998, and the results of its operations and its cash flows for the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.


                                  /s/ Peterson Sullivan P.L.L.C.

February 10, 1999

                           INTERACTIVE OBJECTS, INC.
                                 BALANCE SHEET
                               December 31, 1998




                                     ASSETS
                          -----------------------------

Current Assets
   Cash                                                           $3,298,278
   Certificate of deposit                                            106,145
   Accounts receivable                                                14,000
   Prepaid expenses                                                  147,431
                                                                  ----------
Total current assets                                               3,565,854

Furniture and Equipment, at cost, less accumulated
   depreciation of $84,610                                           226,598

Other Assets
   Deposits                                                            6,934
                                                                  ----------
      Total Assets                                                $3,799,386
                                                                  ==========



                     LIABILITIES AND STOCKHOLDERS' EQUITY
                   ----------------------------------------

Current Liabilities
   Accounts payable                                               $    85,395
   Accrued expenses                                                   255,095
                                                                  -----------
Total current liabilities                                             340,490

Stockholders' Equity
   Preferred stock, $.01 par value; 2,000,000 authorized,
       no shares issued and outstanding
   Common stock, $.01 par value; 50,000,000 shares authorized,
         14,708,927 shares issued and outstanding                     147,089
   Additional paid-in capital                                       9,000,485
   Retained deficit                                                (5,688,678)
                                                                  -----------
                                                                    3,458,896
                                                                  -----------
      Total Liabilities and Stockholders' Equity                  $ 3,799,386
                                                                  ===========



                       See Notes to Financial Statements

                          INTERACTIVE OBJECTS, INC.
                           STATEMENTS OF OPERATIONS
                    Years Ended December 31, 1998 and 1997

                                          December 31,   December 31,
                                              1998           1997
                                          ------------   ------------
Revenues
   Service revenue                         $ 2,122,846    $   365,631

Expenses
   Labor and benefits                        3,427,782        787,458
   Selling, general and administrative       2,956,963      1,256,432
                                           -----------    -----------
                                             6,384,745      2,043,890
                                           -----------    -----------

     Loss from operations                   (4,261,899)    (1,678,259)

Other income                                    24,800
Interest income                                107,703
Interest expense                               (16,118)        (7,007)
                                           -----------    -----------

     Net Loss                              $(4,145,514)    (1,685,266)
                                           ===========    ===========
Basic loss per share of common stock            $(0.30)         (0.18)
                                           ===========    ===========



                       See Notes to Financial Statements

                           INTERACTIVE OBJECTS, INC.
                      STATEMENTS OF STOCKHOLDERS' EQUITY
                    Years Ended December 31, 1998 and 1997

                                                                            Additional
                                                      Common     Common      Paid-in      Retained
                                                      Shares     Stock       Capital      Deficit        Total
                                                   -----------   --------  ----------   ----------    -----------
Balances, December 31, 1996                        $   782,600   $  3,000  $   83,830   $   (84,586)  $     2,244

Reclassification of undistributed losses on
  effective date of change from S corporation
  status to C corporation status                      (226,688)   226,688

Effect on capital structure resulting from
  reverse purchase
   Cancellation of shares of Interactive at
     the time of reverse purchase                     (782,600)
   Issuance of stock as consideration for
     shares canceled above                           7,460,800      8,191      (8,191)
   Acquisition of Asia Pacific                       1,100,082      1,650      (5,150)                     (3,500)

Exchange of note payable for common stock
  The note was for $62,500 with accrued
  interest of $12,502                                  112,607        169      74,833                      75,002
Issuance of stock for cash                           3,071,428      4,607   1,210,443                   1,215,050
Issuance of stock in exchange for services           1,200,000      1,800     778,200                     780,000
Net loss                                                                                 (1,685,266)   (1,685,266)
                                                    ----------     ------   ---------   -----------   -----------
Balances, December 31, 1997                         12,944,917     19,417   1,907,277    (1,543,164)      383,530

Convert par value from $.0015 to $.01 per share                   110,032    (110,032)

Issuance of stock in exchange for cash               1,534,010     15,340   6,120,700                   6,136,040

Issuance of stock in exchange for services             230,000      2,300     917,700                     920,000

Issuance of stock purchase warrants
  in exchange for services                                                    164,840                     164,840

Net Loss                                                                                 (4,145,514)   (4,145,514)
                                                    ----------   --------  ----------   -----------   -----------
Balances, December 31, 1998                         14,708,927   $147,089  $9,000,485   $(5,688,678)  $ 3,458,896
                                                    ==========   ========  ==========   ===========   ===========



                       See Notes to Financial Statements

                           INTERACTIVE OBJECTS, INC.
                            STATEMENTS OF CASH FLOWS
                     Years Ended December 31, 1998 and 1997

                                                    December 31,   December 31,
                                                        1998           1997
                                                    ------------   ------------
Cash Flows from Operating Activities
  Net loss                                           $(4,145,514)   $(1,685,266)
  Adjustments to reconcile net loss to
    Net cash used in operating activities:
      Issuance of stock and stock purchase
        warrants in exchange for services              1,084,840        780,000
      Depreciation and amortization                       53,499         17,023
      Disposal of capitalized software costs                            165,000
    Changes in operating assets and liabilities:
       Accounts receivable                                (3,302)       (10,698)
       Prepaid expenses and deposits                    (106,928)       (43,893)
       Accounts payable                                 (100,543)       164,513
       Accrued expenses                                  192,201         50,618
                                                     -----------    -----------
         Cash used in operating activities            (2,860,747)      (727,703)

Cash Flows from Investing Activities
  Purchase of equipment                                  (89,646)      (177,862)
  Investment in certificate of deposit                    (4,836)      (101,309)
  Capitalization of Software Costs                       (35,000)
                                                     -----------    -----------
         Cash used in investing activities              (129,482)      (279,171)

Cash Flows from Financing Activities
  Issuance of common stock                             6,136,040      1,286,552
  Proceeds of notes payable                              600,000
  Payments on notes payable                             (662,500)       (80,500)
                                                     -----------    -----------
         Cash provided by financing activities         6,073,540      1,206,052
                                                     -----------    -----------
    Net increase in cash                               3,083,311        199,178
                                                     -----------    -----------
Cash, beginning of year                                  214,967         15,789
                                                     -----------    -----------
Cash, end of year                                    $ 3,298,278    $   214,967
                                                     ===========    ===========





                       See Notes to Financial Statements

                           INTERACTIVE OBJECTS, INC.

                         NOTES TO FINANCIAL STATEMENTS

Note 1.  Organization and Significant Accounting Policies

Organization
------------

Neoteric Media, Inc. d/b/a Interactive Objects, Inc. ("Neoteric") was incorporated under the laws of Washington on October 20, 1995. Effective August 31, 1997, the stockholders of Neoteric exchanged their stock for the common stock of another company named Asia Pacific Chemical Engineering Co., Ltd. ("Asia Pacific"). Because Neoteric is the continuing company, this business combination has been accounted for as a reverse purchase. Asia Pacific had no assets, but did have liabilities of $3,500. The assumption of these liabilities was considered the cost of Asia Pacific. Asia Pacific's operations, which were insignificant, have been included in these financial statements since the effective date of the exchange.

Subsequent to the business acquisition, Neoteric merged into Asia Pacific and Asia Pacific changed its name to Interactive Objects, Inc. ("Interactive Objects").

Concentration of Market and Credit Risk
---------------------------------------

In 1997 and 1998, Interactive Objects sold computer consulting services. Revenue from consulting services provided to two international companies (Microsoft and SAFECO) accounted for almost all of total revenue during each of the last two years.

In 1999, Interactive Objects is focusing more attention on development and licensing of its intellectual property, building strategic relationships, and enhancing its software consulting group.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Accordingly, actual results could differ from the estimates that were used.

Software Consulting Services Revenue Recognition
------------------------------------------------

For most contracts, software consulting service revenue (including post-contract customer support) is recognized as the services are performed and is determined by multiplying the hours incurred by an established hourly rate. On occasion, other contracts stipulate billings be made at certain points based on performance of specified tasks. In these situations, software consulting revenue is recognized as billings are made at the amount of the billing. This revenue recognition method is not materially different than recognizing revenue as services are performed.

Advertising Costs
-----------------

Advertising costs are expensed as incurred and totaled $148,691 for 1998, and $91,278 for 1997.

Cash
----

Cash includes cash balances held at a bank and all highly liquid debt instruments with original maturities of three months or less. Cash balances are in excess of amounts insured by the Federal Deposit Insurance Corporation.

No cash payments for income taxes were made during the years ended December 31, 1998 and 1997. Interactive Objects paid $16,118 for interest during 1998 and $7,007 in 1997.

Certificate of Deposit
----------------------

Certificates of deposit are stated at market value which approximates cost.

Accounts Receivable
-------------------

Interactive Objects uses the allowance method for recognizing bad debts. Management believes no allowance is necessary as of December 31, 1998.

Furniture and Equipment
-----------------------

Furniture and equipment are depreciated using the straight-line method over the estimated useful lives of the related assets.

Capitalized Computer Software
-----------------------------

Interactive Objects purchased Visual Gateway Interface from a partnership partially owned by a stockholder of Neoteric and recorded it at a cost of $130,000. It was paid for with cash of $67,500, a note payable for $62,500, and 80,000 shares of common stock of Neoteric (due to the reverse purchase, this is equivalent to 762,688 shares of Interactive Objects common stock at December 31,
1997). At the time of the transaction, the stock was determined to have an insignificant value. The costs to acquire Visual Gateway Interface and other software created and purchased during 1998 of $165,000 were written off during 1998.

Taxes on Income
---------------

Interactive Objects accounts for income taxes under an asset and liability approach that requires the recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in Interactive Objects' financial statements or tax returns. In estimating future tax consequences, Interactive Objects generally considers all expected future events other than enactments of changes in the tax laws or rates.

For a portion of 1997, Interactive Objects (then Neoteric) was an S-corporation for income tax purposes, so income tax effects were recognized at the stockholder level. Pro forma tax expense and related per share data if Interactive Objects had been a C corporation for all periods presented would be the same as that presented in the financial statements. Interactive Objects incurred losses in 1997. If it were a C corporation, any benefit from these losses would be fully reserved.

Earnings Per Share
------------------

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS 128") which is effective for interim and annual financial statements for periods ending after December 15, 1997. Under FAS 128, basic and diluted earnings per share are to be presented. Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding in the period. Diluted earnings per share takes into consideration common shares outstanding (computed under basic earnings per share) and potentially dilutive common shares. Stock purchase warrants outstanding have not been reflected as exercised for the purposes of computing diluted earnings or loss per share since the exercise of such warrants would be antidilutive. Accordingly, basic and diluted earnings or loss per share are the same. The weighted average number of shares was 13,985,718 and 9,191,569 for the years ended December 31, 1998 and 1997.

In order to be comparative, the number of shares of common stock outstanding used to calculate earnings per share has assumed the Interactive Objects (then Neoteric) shareholders had exchanged their 782,600 of Neoteric stock for 7,460,800 shares of Asia Pacific stock as of January 1, 1997.

Preferred Stock
---------------

The rights and restrictions of preferred stock is to be determined by Interactive Objects when the stock is issued. Each preferred stock issuance will be in a series, and each series will have the same rights and restrictions.

Stock-Based Compensation
------------------------

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. Interactive Objects has chosen to account for stock-based compensation using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the quoted market price of Interactive Object's stock at the date of the grant over the amount an employee is required to pay for the stock.

Comprehensive Income
--------------------

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," is effective for years beginning after December 15, 1997. The primary objective of this statement is to report and disclose a measure of all changes in equity of an entity that result from transactions and other economic events of the period other than transactions with owners. Interactive Objects had no items that resulted in difference between comprehensive income and the net loss as shown on the statement of operations.

New Accounting Standards
------------------------

Statement of Financial Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," established accounting and reporting standards for derivative instruments and for hedging activities. Because Interactive Objects does not currently engage in any derivatives or hedging activities, there is no impact on its financial statements.

Statement of Financial Standards No. 134, "Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," does not apply to the Company.

Note 2.  Consulting Agreement

Interactive Objects has a consulting agreement with a company ("consultant") that is a shareholder of Interactive Objects. The agreement provides for monthly payments of $3,000 to the consultant until June 2000. The consultant acquired common stock of Interactive Objects for services rendered as part of the organizational changes described in Note 1 which resulted in total ownership of 1.2 million common shares. The consultant was not a shareholder when the consulting agreement was signed, but became a shareholder when the 1.2 million shares were issued.

Compensation expense associated with the portion of the consulting agreement for obtaining equity financing was based on a value of $.65 per share, which was determined based on discounting the then-market price of Interactive Objects' common stock, because the shares issued to the consultant were restricted and because the volume of trading of Interactive Objects' stock that was not restricted was relatively low. Finally, the value was discounted further because of the risks involved with Interactive Objects being a relatively new company. The resulting compensation expense recognized for the stock issuance was $780,000 in 1997. In addition, Interactive Objects paid the consultant $18,000 during the year ended December 31, 1997 and $60,000 during the year ended December 31, 1998.

Note 3.  Notes Payable

A note payable (a convertible promissory note) to a stockholder for $73,194 was converted into 112,607 shares of Interactive Objects common stock during 1997. This conversion was made at the election of the stockholder. The conversion rate was determined to be at $0.65 per share and was established by negotiations between the stockholder and Interactive Objects. The market for Interactive Objects common stock was very limited at the time the negotiations took place.

Note 4.  Leases

Interactive Objects leases office space under an operating lease expiring in November 2000. A portion of the office space is subleased. The following are the future minimum rental payments required (and future sublease payments to be received) for the years ending December 31:

                                                                    Sublease                Net
                                                Total               Payments             Payments
                                         -----------------     -----------------    -----------------
          1999                                    $130,663               $51,681             $ 78,982
          2000                                     124,998                47,374               77,624
                                         -----------------     -----------------    -----------------

                                                  $255,661               $99,055             $156,606
                                         =================     =================    =================

Rent expense was $153,224, net of $23,504 in sublease rentals for the year ended December 31, 1998. During the year ended December 31, 1997, there were no sublease rentals and rent expense was $42,566.

Note 5.  Warrants Outstanding

At December 31, 1998, Interactive Objects had stock purchase warrants outstanding for the purchase of 1,028,401 shares of its common stock at prices ranging from $4.00 to $7.00 per share. These warrants were issued in exchange for services and were valued at the fair value of the services received. The warrants are exercisable at any time. Of the total warrants outstanding, 75,000 warrants expire during 1999 and 953,401 expire during 2000.

Subsequent to December 31, 1998, the board of directors of Interactive Objects repriced stock purchase warrants for the purchase of 500,000 shares of its common stock from $4.00 to $1.41. The amount of expense attributable to the repricing was not material.

Note 6.  Income Taxes

The reconciliation of income tax on income computed at the federal statutory rates to income tax expense is as follows:

                                                        1998           1997
                                                    -------------  ------------

  Tax at statutory rate                                         $   1,409,475           $     572,990

  Change in valuation allowance for deferred tax asset             (1,036,320)               (261,120)

  Costs associated with raising capital (nondeductible)              (373,155)               (265,200)

  Effect of loss being taxed at stockholder level                                             (46,670)
                                                                -------------            ------------
   Income tax expense                                           $           -           $           -
                                                                =============            ============

Interactive Objects' deferred tax asset as of December 31, 1998, is as follows:

  Net operating loss carryforwards                                         $ 1,297,440

  Accrued vacation deductible for tax when paid                                  9,180
                                                                           -----------
                                                                             1,306,620

  Less valuation allowance for deferred tax asset                           (1,306,620)
                                                                           -----------

  Net deferred tax asset                                                   $         -
                                                                           ===========

Interactive Objects has net operating loss carryforwards of $3,853,000 and $768,000 at December 31, 1998 and 1997, respectively. These losses at December 31, 1998, expire in 2012 and 2018.

Note 7.  Stock-Based Compensation

Interactive Objects established a fixed employee stock-based compensation plan in 1998. Under this plan, Interactive Objects may grant options for up to 2,000,000 shares of common stock. The exercise price of each option is equal to the market price of the Company's stock on the date of grant. Generally, the maximum term of the options is ten years, and they vest over four years at a rate of 25% per year on each anniversary date of the grant or according to individual agreements.

The fair value of each option granted is estimated on the grant date using the Black-Scholes model. The following assumptions were made in estimating fair value:

                           Assumption
                 -----------------------------

                   Dividend yield                                0.0%
                   Risk-free interest rate                       4.5%
                   Expected life                                 3 years
                   Expected volatility                           90.50%

Interactive Objects applies APB Opinion 25 in accounting for its stock compensation plan. Accordingly, no compensation expense has been recognized in these financial statements. Had compensation expense been determined on the basis of fair value pursuant to FASB Statement No. 123, net loss would have been $(4,588,514) (reported amount was $(4,145,514)). Earnings per share (basic and diluted) would have been $(.33) (reported amount was $(.30)).

The following is a summary of the status of the plan during 1998:

                                                                  Weighted
                                                Number of          Average
                                             ---------------   ----------------

                                                          Shares              Exercise Price
                                                     ----------------        -----------------
   Outstanding at January 1, 1998                                   -        $               -

   Granted                                                  1,482,875                     1.42
   Exercised                                                        -                        -
   Forfeited                                                        -                        -
                                                     ----------------      -------------------
   Outstanding at December 31, 1998                   $     1,482,875      $              1.42
                                                     ================      ===================
   Weighted average fair value of options
   granted during 1998                               $            .32
                                                     ================

At December 31, 1998, outstanding options had an exercise price range of $1.41 to $2.62. There were 1,482,875 options outstanding with a weighted average remaining contractual life of ten years and a weighted average exercise price of $1.42. There were 541,791 options exercisable with a weighted average exercise price of $1.42 at December 31, 1998.

Subsequent to December 31, 1998, Interactive Objects established a performance-based bonus plan whereby stock options are to be granted to employees based on the financial performance of the company during 1999. According to the bonus plan, the options will be granted at fair market value at the time of the grant subject to vesting provisions under the employee stock compensation plan.

--------------------------------------------------------------------------------
     No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the dates as to which information is given in this Prospectus.

                                 -------------

                               TABLE OF CONTENTS

                                                                 Page
                                                                 ----
Where You Can Find More Information                                2
Statement of Forward Looking Information                           2
Prospectus Summary                                                 3
Risk Factors                                                       4
Use of Proceeds                                                   13
Selling Shareholders                                              13
Dividend Policy                                                   17
Capitalization                                                    17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations                                                      18
Business                                                          24
Management                                                        31
Certain Transactions                                              37
Principal Shareholders                                            38
Description of Securities                                         40
Market for Common Equity and Related
  Stockholder Matters                                             42
Shares Eligible for Future Sale                                   42
Plan of Distribution                                              43
Legal Matters                                                     44
Experts                                                           45
Index to Financial Statements                                    F-1
                                 -------------


                               2,925,018 Shares


                              [LOGO APPEARS HERE]


                                 Common Stock



                                 -------------

                                  PROSPECTUS

                                 -------------



                               November 24, 1999



--------------------------------------------------------------------------------

               PART II.   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification Of Directors And Officers

     (a) Section 23B.08.500 et seq. of the Washington Business Corporation
Act (Title 23B of the Revised Code of Washington) permits indemnification by a corporation of its directors, officers, employees and agents under certain circumstances and subject to certain limitations.

     (b) The Articles of Incorporation (Exhibit 3.1 hereto) provide that Registrant will indemnify its directors to the fullest extent permitted by law. The Articles of Incorporation contain further provisions and conditions for indemnification by Registrant for liabilities arising in connection with or by reason of the fact that a person is an officer, director, employee or agent of Registrant.

ITEM 25. Other Expenses Of Issuance And Distribution

     The following is an itemized statement of the estimated cost and expenses payable by the Registrant in connection with the sale of the Common Stock offered hereby:

  Securities and Exchange Commission filing fee...................... $  4,000
  Printing and engraving expenses....................................   17,000
  Accounting fees and expenses.......................................    6,500
  Legal fees and expenses............................................   95,000
  Miscellaneous expenses.............................................   10,000
                                                                      --------
    Total............................................................ $132,500
                                                                      ========

ITEM 26. Recent Sales Of Unregistered Securities

     The Company was incorporated in the State of Washington in October 1995 and operated under the name Neoteric Media, Inc., d/b/a Interactive Objects, until August 1997. In August 1997, pursuant to the terms of an acquisition agreement with Asia Pacific Chemical Engineering Corp., a publicly-held Utah corporation with nominal assets and liabilities, Neoteric Media entered into a business combination with APEC. In the Neoteric Acquisition, the shareholders of Neoteric Media exchanged their stock, representing 782,600 shares, for 6,260,800 shares of common stock of APEC, representing approximately 57.3% of the common stock outstanding following the Neoteric Acquisition, and Neoteric Media became a wholly-owned subsidiary of APEC (which changed its name to Interactive Objects). No cash was exchanged in the transaction and the total number of shares of common stock outstanding following the Neoteric Acquisition was 10,932,310 shares. The shares issued in the Neoteric Acquisition were issued in reliance on
Section 4(2) under the Securities Act, as further described below. For accounting purposes, the Neoteric Acquisition was accounted for as a reverse purchase, with Interactive Objects as the continuing entity. The Company's audited financial statements include, since August 1997, the results of APEC operations, which were insignificant. In 1998, the Company was reincorporated from Utah to the State of Washington.

     Effective March 31, 1999, the Company closed its acquisition of Avatar Interactive, Inc., a Washington corporation ("Avatar"). The acquisition was effected by means of a forward merger of a newly formed Washington corporation and a wholly-owned subsidiary of the Company with and into Avatar pursuant to the terms of an Agreement and Plan of Merger dated March 31, 1999. The purchase price for the acquisition was $1.5 million, less adjustments, and was paid in 858,025 shares of Common Stock issued to the former shareholder of Avatar. The shares issued in the Avatar Acquisition were issued in reliance on Section 4(2) under the Securities Act.

     The following paragraphs set forth information with respect to all securities of the Company and its predecessors in interest since June 1, 1996. All of the securities issued and sold, as described below, were sold in reliance on exemptions under the Securities Act and were not registered under the Securities Act.

     The following paragraphs set forth information with respect to securities of Neoteric Media sold and Interactive Objects sold following the Neoteric Acquisition within the past three years. All references below to "Interactive Objects" or the "Company" include (i) Interactive Objects, Inc. following the Neoteric Acquisition and (ii) Neoteric Media, Inc. prior to the Neoteric Acquisition.



     On September 29, 1997, upon consummation of the Neoteric Acquisition, the Company issued an aggregate of 6,260,800 unregistered shares of Common Stock to the former shareholders of Neoteric Media pursuant to the terms of that certain Acquisition Agreement between Neoteric Media and APEC dated August 27, 1997. The Neoteric Acquisition was effected by means of a reverse merger and the shareholders of Neoteric Media exchanged their 782,600 shares in Neoteric Media for shares of Company Common Stock. Each of such persons had access to information about APEC and Neoteric Media necessary to make an informed decision, and the Company believes each such person to be a sophisticated investor. The shares were issued in reliance on Section 4(2) under the Securities Act, as follows:

                                                                 Number of
     Name                                                         Shares
   Ryan L. Smith...............................................  1,680,800
   Steve Jackson...............................................    640,000
   Jay R. Paulson..............................................  1,600,000
   John J. Guarino.............................................  1,200,000
   Thad E. Wardall.............................................  1,040,000
   Bob Theriault...............................................     40,000
   Randolph A. Webb............................................     40,000
   Durene Nelson...............................................     20,000
                                                                 ---------
      Total....................................................  6,260,800
                                                                 =========

     On September 29, 1997, the Company issued 1,200,000 unregistered shares of Common Stock to Northwest Capital pursuant to the terms of that certain Consulting Agreement entered into between the Company and Northwest Capital in July 1997, in consideration for Northwest Capital's assistance in the reverse merger with APEC. The value of the services was approximately $12,000. The Company believes Northwest Capital to be a sophisticated investor and had access to Company information necessary to make an informed investment decision. The shares were issued in reliance on Section 4(2) of the Securities Act.

     On September 29, 1997, the Company issued 100,000 unregistered shares of Common Stock in a private placement pursuant to Section 4(2) of the Securities Act to Marvin Belcher. Mr. Belcher had access to information about the Company and had opportunity to ask questions necessary to make an informed investment decision. The Company believes Mr. Belcher to be a sophisticated investor based on other transaction in which Mr. Belcher has participated. The total offering price was $65,000, or $.65 per share.

     On November 10, 1997, the Company issued the November Warrants to purchase up to 2,200,000 shares of Common Stock to certain foreign persons in the following amounts, as consideration for consulting services and their acting as finders for future financings for the Company. The Company estimates the value of such services to have been approximately $19,500. Each such person had access to books and records and information about the Company necessary to make an informed decision and the Company believed each person to be a sophisticated investor, based in part on other transactions in which each such person participated. The November Warrants were issued in reliance on Section 4(2) under the Securities Act. The exercise prices for the November Warrants ranged from $2.50 to $5.00 per share. None of the November Warrants was exercised and all such warrants have expired by their terms.

                                                           No. of Shares
                                                            Underlying
          Name                                               Warrants
          ----                                             -------------
   Luzern Group, Inc.....................................     200,000
   Chengchow Investments Ltd.............................   1,000,000
   Ying Hung Assets Limited..............................     250,000
   Sum On Securities Limited.............................     250,000
   Tai Soong Management Limited..........................     250,000
   Jinhui Securities Limited............................      250,000

     On January 1, 1998, the Board of Directors adopted the Company's 1998 Stock Option Plan. Pursuant to the Option Plan, the Company reserved 2,000,000 unregistered shares of Common Stock for sale and issuance to employees, officers, directors and consultants upon the exercise of options granted under the Option Plan. As of the date of this Registration Statement, the Company has granted 1,482,875 stock options, none of which has been exercised. Options granted under the Option Plan were issued in reliance on Rule 701 under the Securities Act.

     On April 9, 1998, the Company granted to Berliner Freiverkehr AG a stock purchase warrant to purchase up to 200,000 unregistered shares of Common Stock at a price of $4.00 per share in consideration for financial consulting services rendered to the Company in Germany. The estimated value of such services was approximately $77,000. The Berliner Warrant has a term of two years. The total offering price, if the Berliner Warrant is exercised in full, is $800,000. The Company believes Berliner Freiverkehr to be an accredited investor. The Berliner Warrant was issued in reliance on Section 4(2) and Regulation S of the Securities Act. As of the date of this Registration Statement, the Berliner Warrant has not been exercised. The Company has agreed with the warrant holder to register for resale on this Registration Statement on Form SB-2 the shares underlying the warrant. See "Selling Shareholders."

     On May 22, 1998, the Company sold and issued in a private placement to certain foreign investors an aggregate of 1,534,010 shares of Common Stock. The private offering was made in reliance on Regulation S under the Securities Act and was further limited to accredited investors pursuant to Regulation D based on representations of such purchasers. The total offering price was $6,136,040, or a price of $4.00 per share. In connection with the private offering, the Company also issued warrants to purchase an aggregate of 153,401 shares of Common Stock (representing ten percent of the total number of shares sold in the offering) to certain foreign brokers in consideration for their assistance in the offering, which warrants were valued at approximately $15,340. Copies of the Company's business plan and other information about the Company necessary to an informed investment decision were provided to such brokers. The Brokers' Warrants are exercisable at a price of $4.00 per share have a term of two years. As of the date hereof, none of the Brokers' Warrants has been exercised. The Company filed a Form D with the Commission on June 5, 1998 for the shares sold in the private offering and the Brokers' Warrants issued to the foreign brokers. The Company has agreed with the foreign investors and brokers to register for resale the shares issued in the private offering and the shares underlying the Brokers' Warrants. See "Selling Shareholders."

     On May 22, 1998, the Company granted to National Day Corporation a stock purchase warrant to purchase up to 500,000 unregistered shares of Common Stock at an exercise price of $4.00 per share in consideration for its efforts and assistance in raising capital for the Company, in providing certain bridge loans to the Company, and making introductions to foreign brokers and investors. The agreed-upon estimated value of such services was $50,000. The total offering price, if the National Day Warrants is exercised in full, is $2,000,000. The National Day Warrant has a term of two years and has not been exercise as of the date hereof. The Company believes National Day to be an accredited investor. The National Day Warrant was issued in reliance on Section 4(2). The Company has agreed with the warrant holder to register for resale on this Registration Statement on Form SB-2 the shares underlying the warrant. See "Selling Shareholders."

     On May 22, 1998, the Company granted 30,000 unregistered shares of Common Stock to SAFECO, a major customer of the Company, in consideration for SAFECO awarding to the Company a project development agreement and in consideration for future and on-going business relationships. The estimated value of the securities was approximately $120,000. The Company believes SAFECO to be an accredited investor. The shares were issued pursuant to Section 4(2) of the Securities Act.

     On May 22, 1998, the Company issued 200,000 shares of Common Stock to Starward Securities, Ltd., a foreign broker, in consideration for its services as a finder for the Company in its recent equity offerings. The estimated value of such securities was approximately $800,000. Starward Securities has had access to information about the Company necessary to make an informed investment decision and the Company believes Starward to be an accredited investor. The shares were issued pursuant to Section 4(2) of the Securities Act. The Company has agreed with Starward Securities to register for resale on this Registration Statement on Form SB-2 the 200,000 shares. See "Selling Shareholders."

     On July 15, 1998, the Company granted to GlobeMedia AG stock purchase warrants to purchase up to 200,000 unregistered shares of Common Stock at a graduated exercise price ranging from $5.00 to $7.00 per share. The GlobeMedia Warrants were issued in connection with, and as compensation for, an agreement entered into between the Company and GlobeMedia to provide media, marketing, and publication relation services for the Company in Europe. The estimated value of such services was approximately $22,500. The total offering price, if the GlobeMedia Warrants are exercised in full, is $1,225,000. The Company believes GlobeMedia to be an accredited investor. The GlobeMedia Warrants were issued in reliance on Section 4(2) and Regulation S of the Securities Act and have not been exercised as of the date of this Registration Statement. The Company has agreed with GlobeMedia to register for resale on this Registration Statement on Form SB-2 the shares underlying the warrant. See "Selling Shareholders."

     The following paragraphs set forth information with respect to all securities of the Company's predecessors in interest, including APEC (collectively referred to as the "Issuer"), sold since August 21, 1995 and until consummation of the Neoteric Acquisition. All of the securities issued and sold, as described below, were sold in reliance on exemptions under the Securities Act and were not registered.

     On February 11, 1997, the Issuer issued a total of 14,894 unregistered shares of Common Stock (consisting of 11,358 shares issued to Sam Sparks and 3,536 shares issued to Chinmaya Shrivastava) in consideration for the performance of engineering and consulting services related to the design of products for the Issuer. The shares were issued pursuant to Section 4(2) of the Securities Act.

     On February 28, 1997, the Board of Directors of the Issuer approved a one-for-25 reverse stock split of its 6,243,339 previously issued and outstanding shares of common stock, thereby reducing the number of outstanding shares to 249,733.

     On February 28, 1997, the Issuer completed a private placement of a total of 700,000 unregistered shares of Common Stock pursuant to Rule 504 of Regulation D under the Securities Act. The aggregate offering price was $7,000, or $.01 per share. The purchasers in the offering were as follows: Northgate Group Limited (200,000 shares), CKL Associates, Inc. (100,000 shares), Kading Companies, SA (300,000 shares), and Olympic Capital Group, Inc. (100,000 shares). The Issuer filed a Form D with the Commission on February 13, 1997, as amended on March 3, 1997, relating to the offering.

     On February 28, 1997, the Issuer issued a total of 550,266 unregistered shares of Common Stock in consideration for consulting services rendered in connection with a merger between the Issuer and APEC (consisting of 400,000 shares issued to Pacific Chemical Holdings Limited and 150,266 shares issued to Pacific Resource Group). The value of the shares issued was $5,502.66, or $.01 per share. The shares were issued pursuant to Rule 504 of Regulation D. The Issuer filed a Form D relating to the issuance on February 13, 1997, as amended on March 3, 1997. Subsequently, in July 1997, pursuant to the terms of a Rescission Agreement between the Issuer and the shareholders of APEC, all of such shares were cancelled and returned to the Issuer, and the merger was terminated, due to the failure of APEC to satisfy certain post-closing obligations.

     On February 28, 1997, pursuant to a merger agreement between the Issuer and APEC dated January 21, 1997, the Board of Directors for the Issuer authorized the issuance of a total of 8,500,000 unregistered shares of Common Stock to the following shareholders of APEC in exchange for their equity ownership interest in APEC, in the following amounts:

                                                                 Number of
              Name                                                Shares
              ----                                               ---------
   Jiangsu Chengzing Phosp-Chemicals (Group) Co...............   6,900,000
   GCC Limited................................................     450,000
   Triangle Pacific Limited...................................     450,000
   Trinity Capital Incorporated...............................     450,000
   Jun Xia Zhang..............................................      75,000
   Jao Shun Pan...............................................      75,000
   Ming Gao...................................................      50,000
   Qing Hua Du................................................      50,000
                                                                 ---------
    Total.....................................................   8,500,000
                                                                 =========

     These shares were issued pursuant to Section 4(2) of the Securities Act. Subsequently, in July 1997, pursuant to the terms of a Rescission Agreement between the Issuer and the shareholders of APEC, all of such shares were cancelled and returned to the Issuer, and the merger was terminated, due to the failure of APEC to satisfy certain post-closing obligations.

     Between August 27, 1997 and September 4, 1997, the Issuer issued a total of 3,571,428 unregistered shares of Common Stock, in a private placement pursuant to Rule 504 of Regulation D. The total offering price was $249,999.96, or $.07 per share. The Issuer filed a Form D with the Commission on September 30, 1997, as amended April 1998, for the offering to the following persons in the following amounts:

                                                                   Number of
                Name                                                Shares
                ----                                               ---------
     Bright Outlook Consultants, Ltd............................    350,000
     Interlaken Securities, Ltd.................................    350,000
     Bonn Securities AG, Ltd....................................    371,428
     Mulhouse Investments, Ltd..................................    350,000
     Pan American Securities, Ltd...............................    200,000
     Matrix Securities PTY, Ltd.................................    200,000
     Jungfrau Investments, Ltd..................................    250,000
     Starward Securities, Ltd...................................    350,000
     Capricorn Resources Ltd....................................    450,000
     Frontier Equities Corp.....................................    350,000
     National Day Corporation...................................    350,000

     On September 1, 1997, the Issuer issued stock purchase warrants to purchase up to 600,000 shares of Common Stock in consideration for services rendered in connection with the Neoteric Acquisition, to the following persons: Pan American Securities, Ltd. (300,000 shares) and Matrix Securities PTY, Ltd. (300,000 shares). Warrants to purchase 500,000 shares were issued in reliance on Rule 504 of Regulation D and the remaining warrants were issued in reliance on Section 4(2) under the Securities Act. Each such person had access to books and records and information about the Company and the Company believes such persons to be sophisticated investors. The exercise price for the warrants was $1.50 per share. Between September 1997 and December 1997, all of such warrants were subsequently exercised in accordance with their terms for an aggregate exercise price of $900,000. The Issuer filed a Form D with the Commission on September 30, 1997, as amended April 1998, for the issuance of the warrants and shares upon exercise.

                                   EXHIBITS

Index to Exhibits

Exhibit
Number                            Description
-------   ----------------------------------------------------------------------
2.1 Acquisition Agreement between Asia Pacific Chemical Engineering Corp. and Neoteric Media, Inc., dated August 27, 1997, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

3.1 Articles of Incorporation filed April 14, 1998, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

3.2 Articles of Merger filed April 16, 1998, for reincorporation of Interactive Objects, Inc. in the State of Washington, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

3.3 Bylaws, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

4.1 Specimen Common Stock Certificate, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

4.2 Form of Common Stock Purchase Warrant, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

4.3 Form of Common Stock Purchase Warrant, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

5.1 Opinion of Cairncross & Hempelmann, P.S., as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

10.1 1998 Stock Option Plan, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

10.2 Lease between Interactive Objects, Inc. and Sterling Realty Organization Co. effective November 1, 1999 filed in the Company's Form 10-QSB for the quarter ended September 30, 1999 incorporated herein by reference.

10.3 Consulting Agreement between Interactive Objects, Inc. and Northwest Capital Partners, L.L.C., dated July 11, 1997, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

10.3A First Amendment to Consulting Agreement, dated August 25, 1998, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

10.3B Second Amendment to Consulting Agreement, dated November 1, 1998, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

10.4 Employment Agreement with Ryan Smith, dated January 1, 1998, as amended as of July 1, 1998, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

10.5 Employment Agreement with John J. Guarino, dated January 1, 1998, as amended as of July 1, 1998, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

10.6 Employment Agreement with Steven G. Wollach, dated November 1, 1998, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

10.7 Employment Agreement with Dale Western, dated October 12, 1998, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

10.8 Employment Agreement with Steve Jackson, dated January 1, 1998, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

10.9 Mutual Release and Settlement Agreement dated March 4, 1999 by and among Interactive Objects, Inc., Ryan Smith and the other signatories thereto, as filed in the Company's Form 8-K filed March 24, 1999 incorporated herein by reference.

10.10 Mutual Release and Settlement Agreement dated March 4, 1999 by and among Interactive Objects, Inc., John Guarino and the other signatories thereto, as filed in the Company's Form 8-K filed March 24, 1999 incorporated herein by reference.

10.11 Agreement and Plan of Merger (exclusive of schedules and exhibits) dated as of March 31, 1999 by and between Interactive Objects, Inc., IO Acquisition Corp., Avatar Interactive, Inc. and Kayleen Arafiles, as filed in the Company's Form 8-K filed April 15, 1999 incorporated herein by reference.

23.1      Consent of Peterson Sullivan P.L.L.C.

23.2 Consent of Cairncross & Hempelmann, P.S. (included in opinion filed as Exhibit 5.1).

24.1 Powers of Attorney (see Signature Page), as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

                                  UNDERTAKINGS

     The Registrant hereby undertakes to file with the Commission, during any period in which it offers or sells securities in reliance upon Rule 415 of the Securities Act, a post-effective amendment to this Registration Statement. Such post-effective amendment shall: (1) include any prospectus required under
Section 10(a)(3) of the Securities Act; (2) reflect in such prospectus any facts or events that exist which, individually or together, represent a fundamental change in the information contained in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (3) include any additional or changed material information on the plan of distribution. In addition, Registrant hereby undertakes to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     For determining any liability under the Securities Act, Registrant hereby undertakes to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 5 (Post Effective Amendment No. 3) to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington on November 24, 1999.

                              INTERACTIVE OBJECTS, INC.


                              By:  /s/ Steven G. Wollach
                                   ---------------------------------------
                                   Steven G. Wollach
                                   President and Chief Executive Officer
                                   (Principal Executive, Financial
                                   and Accounting Officer)

     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 5 (Post Effective Amendment No. 3) to the registration statement has been signed by the following persons in the capacities and on November 24, 1999.


              Signature                              Title
              ---------                              -----


/s/ Steven G. Wollach              President, Chief Executive Officer and
-------------------------------
Steven G. Wollach                  Director (Principal Executive, Financial and
                                   Accounting Officer)

**

_______________________________    Director
Brent Nelson

/s/ Steven G. Wollach
-------------------------------
** By: Steven G. Wollach as
   attorney-in-fact

                                   EXHIBITS

Index to Exhibits

Exhibit
Number                            Description
-------   ----------------------------------------------------------------------
2.1 Acquisition Agreement between Asia Pacific Chemical Engineering Corp. and Neoteric Media, Inc., dated August 27, 1997, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

3.1 Articles of Incorporation filed April 14, 1998, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

3.2 Articles of Merger filed April 16, 1998, for reincorporation of Interactive Objects, Inc. in the State of Washington, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

3.3 Bylaws, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

4.1 Specimen Common Stock Certificate, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

4.2 Form of Common Stock Purchase Warrant, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

4.3 Form of Common Stock Purchase Warrant, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

5.1 Opinion of Cairncross & Hempelmann, P.S., as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

10.1 1998 Stock Option Plan, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

10.2 Lease between Interactive Objects, Inc. and Sterling Realty Organization Co. effective November 1, 1999 filed in the Company's Form 10-QSB for the quarter ended September 30, 1999 incorporated herein by reference.

10.3 Consulting Agreement between Interactive Objects, Inc. and Northwest Capital Partners, L.L.C., dated July 11, 1997, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

10.3A First Amendment to Consulting Agreement, dated August 25, 1998, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

10.3B Second Amendment to Consulting Agreement, dated November 1, 1998, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

10.4 Employment Agreement with Ryan Smith, dated January 1, 1998, as amended as of July 1, 1998, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

10.5 Employment Agreement with John J. Guarino, dated January 1, 1998, as amended as of July 1, 1998, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

10.6 Employment Agreement with Steven G. Wollach, dated November 1, 1998, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

10.7 Employment Agreement with Dale Western, dated October 12, 1998, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

10.8 Employment Agreement with Steve Jackson, dated January 1, 1998, as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.

10.9 Mutual Release and Settlement Agreement dated March 4, 1999 by and among Interactive Objects, Inc., Ryan Smith and the other signatories thereto, as filed in the Company's Form 8-K filed March 24, 1999 incorporated herein by reference.

10.10 Mutual Release and Settlement Agreement dated March 4, 1999 by and among Interactive Objects, Inc., John Guarino and the other signatories thereto, as filed in the Company's Form 8-K filed March 24, 1999 incorporated herein by reference.

10.11 Agreement and Plan of Merger (exclusive of schedules and exhibits) dated as of March 31, 1999 by and between Interactive Objects, Inc., IO Acquisition Corp., Avatar Interactive, Inc. and Kayleen Arafiles, as filed in the Company's Form 8-K filed April 15, 1999 incorporated herein by reference.

23.1      Consent of Peterson Sullivan P.L.L.C.

23.2 Consent of Cairncross & Hempelmann, P.S. (included in opinion filed as Exhibit 5.1).

24.1 Powers of Attorney (see Signature Page), as filed in the Company's Form SB-2 (file no. 333-62345) incorporated herein by reference.